UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

RAYONIER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Corporate Headquarters

April 6, 2009

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Thursday, May 21, 2009, at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida, at 4:00 p.m. local time. In the following Notice of Annual Meeting and Proxy Statement we describe the matters you will be asked to vote on at the Annual Meeting.

Once again we are pleased to take advantage of the Securities and Exchange Commission rules allowing us to furnish our proxy materials to you over the Internet. We believe this allows us to provide the information you need in a more timely and efficient manner.

As always, your vote is very important. I urge you to vote on the Internet, by telephone or by mail in order to be certain your shares are represented at the meeting, even if you plan to attend.

Sincerely yours,

LEE M. THOMAS

Chairman, President and Chief Executive Officer

Rayonier Inc.        •        50 North Laura Street        •        Jacksonville, FL 32202

Telephone (904) 357-9100        •        Fax (904) 357-9101

Corporate Headquarters

April 6, 2009

NOTICE OF 2009 ANNUAL MEETING

Notice is hereby given that the 2009 Annual Meeting of the Shareholders of Rayonier Inc., a North Carolina corporation, will be held at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida on Thursday, May 21, 2009 at 4:00 p.m. local time, for the purposes of:

1)	electing five directors named herein: one as a Class I director to a term expiring in 2010, one as a Class II director to a term expiring in 2011 and three as Class III directors to terms expiring in 2012;

2)	ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009; and

3)	acting upon such other matters as may properly come before the meeting.

All Rayonier shareholders of record at the close of business on March 23, 2009 are entitled to vote at the meeting.

We urge you to vote your shares over the Internet, by telephone or through the mail at your earliest convenience.

W. EDWIN FRAZIER, III
Senior Vice President, Chief Administrative Officer
and Corporate Secretary

Rayonier Inc.        •        50 North Laura Street        •        Jacksonville, FL 32202

Telephone (904) 357-9100        •        Fax (904) 357-9101

PROXY STATEMENT

Annual Meeting of Rayonier Shareholders

Thursday, May 21, 2009

The 2009 Annual Meeting of Shareholders of Rayonier Inc. will be held on May 21, 2009, for the purposes set forth in the accompanying Notice of 2009 Annual Meeting. This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and at any adjournment of the meeting. We will refer to your company in this Proxy Statement as “we”, “us”, the “Company” or “Rayonier”.

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Distribution and Electronic Availability of Proxy Materials

This year we are once again taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to shareholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice tells you how to access and review the Proxy Statement and our 2008 Annual Report to Shareholders, which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including financial statements, as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, simply follow the instructions for requesting these materials included in the Notice.

The 2009 Notice of Annual Meeting and Proxy Statement and the 2008 Annual Report are available at www.ProxyVote.com.

The Notice was first provided, and these proxy solicitation materials and the Annual Report were first mailed and made available on the Internet, to all shareholders entitled to vote at the Annual Meeting on or about April 6, 2009.

QUESTIONS AND ANSWERS

Q:	WHAT AM I VOTING ON?

A:	You are being asked by the Company to vote on two matters: (1) the election of five directors: John E. Bush, Richard D. Kincaid, V. Larkin Martin, David W. Oskin and Ronald Townsend (more information on each nominee is included beginning on page 5); and (2) the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009 (see page 40). The Board of Directors recommends that you vote “FOR” both of the proposals.

Q:	WHO IS ENTITLED TO VOTE?

A:	The record holder of each of the 78,965,816 shares of Rayonier common stock (“Common Shares”) outstanding at the close of business on March 23, 2009 is entitled to one vote for each share owned.

Q:	WHY DID I RECEIVE A ONE-PAGE NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS THIS YEAR INSTEAD OF A FULL SET OF PROXY MATERIALS?

A:	As allowed under SEC rules, we are providing access to our proxy materials and Annual Report over the Internet to all shareholders who have not previously indicated a preference to receive paper copies. The Notice advised you of the website where you can access the proxy materials and Annual Report, how to request a printed set of the proxy materials and Annual Report if you would like, and how to submit your proxy over the Internet.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

•	You can vote on the Internet by following the “Vote by Internet” instructions on your Notice or proxy card.

•	You can vote by telephone by following the “Vote by Phone” instructions on the www.proxyvote.com website referred to in the Notice.

•

If you receive hard copies of the proxy solicitation materials, you can vote by mail by signing and dating your proxy card and mailing it in the provided prepaid envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed and dated card but do not provide voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

•

You can vote in person at the Annual Meeting by delivering a completed proxy card or by completing a ballot available upon request at the meeting. However, if you hold your shares in a bank or brokerage account rather than in your own name, you must obtain a legal proxy from your stockbroker in order to vote at the meeting.

Regardless of how you choose to vote, your vote is important and we encourage you to vote promptly.

Q:	HOW DO I VOTE SHARES THAT I HOLD THROUGH AN EMPLOYEE BENEFIT PLAN SPONSORED BY THE COMPANY?

A:	If you hold shares of the Company through any of the following employee benefit plans, you vote them by following the instructions above. The employee benefit plans are:

Rayonier Investment and Savings Plan for Salaried Employees

Rayonier Inc. Savings Plan for Non-Bargaining Unit Hourly Employees at Certain Locations

Rayonier-Jesup Mill Savings Plan for Hourly Employees

Rayonier Inc.-Fernandina Mill Savings Plan for Hourly Employees

If you hold shares in any of these Company employee benefit plans and do not vote your shares or specify your voting instructions on your proxy card, the trustee of the employee benefit plans will vote your employee benefit plan shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the trustee, your voting instructions for employee benefit plan shares must be received by May 18, 2009.

Q:	IS MY VOTE CONFIDENTIAL?

A:	Proxy cards, ballots and reports of Internet and telephone voting results that identify individual shareholders are mailed or returned directly to Broadridge Financial Services, Inc. (“Broadridge”), our vote tabulator, and handled in a manner that protects your privacy. Your vote will not be disclosed except:

•	as needed to permit Broadridge to tabulate and certify the vote;

•	as required by law;

•	if we determine that a genuine dispute exists as to the accuracy or authenticity of a proxy, ballot or vote; or

•	in the event of a proxy contest where all parties to the contest do not agree to follow our confidentiality policy.

Q:	WHAT SHARES ARE COVERED BY MY NOTICE OR PROXY CARD?

A:	You should have been provided a Notice or proxy card for each account in which you own Common Shares either:

•	directly in your name as the shareholder of record, which includes shares purchased through any of our employee benefit plans; or

•	indirectly through a broker, bank or other holder of record.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE OR PROXY CARD?

A:	It means that you have multiple accounts in which you own Common Shares. Please vote all Notices or proxy cards that you receive to ensure that all your shares are voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is The Bank of New York Mellon. All communications concerning shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, can be handled by making a toll-free call to The Bank of New York Mellon at 1-800-659-0158. From outside the U.S. you may call The Bank of New York Mellon at 201-680-6685.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote by:

•

voting on the Internet or by telephone before 11:59 p.m. eastern daylight time on the day before the Annual Meeting or, for employee benefit plan shares, the cut off date (only your most recent Internet or telephone proxy is counted);

•	signing and submitting another proxy card with a later date at any time before the polls close at the Annual Meeting; or

•	voting again in person before the polls close at the Annual Meeting.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:	In order to conduct the Annual Meeting, a majority of the Common Shares outstanding as of the close of business on March 23, 2009 must be present, either in person or represented by proxy. All shares voted pursuant to properly submitted proxies and ballots, as well as abstentions, will be counted as present and entitled to vote for purposes of satisfying this requirement.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR DIRECTOR?

A:	The affirmative vote of the majority of the votes cast with respect to each nominee at the Annual Meeting is required to elect him or her as a director. For this proposal, a majority of the votes cast means that the number of votes “FOR” a nominee must exceed the number of votes “AGAINST” a nominee. Abstentions will therefore not affect the outcome of director elections. Because brokerage firms and banks are permitted to vote on the election of directors in the absence of instructions from their customers, we do not anticipate that there will be any broker non-votes with regard to the election of directors. Broker non-votes are shares that brokerage firms and banks, as record holders of Common Shares, are not permitted by New York Stock Exchange rules to vote on certain proposals in the absence of instructions from their customers, as the beneficial owners of those Common Shares.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

A:	The proposal to ratify the appointment of the Company’s independent registered public accounting firm will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” it. Abstentions will therefore not affect the outcome of the proposal. Because brokerage firms and banks are permitted to vote on the ratification of the Company’s independent registered public accounting firm in the absence of instructions from their customers, we do not anticipate that there will be any broker non-votes with regard to the proposal.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:	We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not listed on the Notice or proxy card is legally and properly brought before the Annual Meeting, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of Rayonier. Under the Company’s bylaws, all shareholder proposals (including director nominations) must have been received by December 1, 2008 to be considered at the Annual Meeting. We have not received any shareholder proposals or director nominations from shareholders that will be acted upon at the Annual Meeting.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of Broadridge will count the votes, however submitted. A Company representative will act as inspector of elections.

Q:	HOW WILL I LEARN THE RESULTS OF THE VOTING?

A:	We will announce results of the voting on the two proposals at the Annual Meeting and in our Quarterly Report on Form 10-Q for the second quarter of 2009.

Q:	WHO PAYS THE COST OF THIS PROXY SOLICITATION?

A:	The Company pays the costs of soliciting proxies. The Company will also reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of the Common Shares. Additionally, directors, officers and employees may solicit proxies on behalf of the Company by mail, telephone, facsimile, email and personal solicitation. Directors, officers and employees will not be paid additional compensation for such services.

Q:	WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS DUE?

A:	All shareholders who wish to include a proposal in our Proxy Statement for the Annual Meeting in 2010 must provide notice by certified mail—return receipt requested to Corporate Secretary, Rayonier, 50 North Laura Street, Jacksonville, Florida 32202 by no later than December 7, 2009. The notice must satisfy the requirements for shareholder proposals under the federal securities laws. Under our bylaws, this deadline also applies to any shareholder proposal sought to be considered at the 2010 Annual Meeting, not just to those sought to be included in the proxy materials. The submission of a proposal in accordance with these requirements does not guarantee that we will include the proposal in our Proxy Statement or on our proxy card. We strongly encourage any shareholder interested in submitting a proposal to contact our Corporate Secretary at (904) 357-9100 prior to submission in order to discuss the proposal.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors is responsible for establishing broad corporate policies and for overseeing management and the overall performance of the Company. The Board reviews significant developments affecting the Company and acts on matters requiring Board approval. The Board held nine meetings during 2008.

Our Board currently consists of ten directors divided into three classes (I, II and III) serving staggered three-year terms. The terms of the Class III directors, Richard D. Kincaid, V. Larkin Martin and Ronald Townsend, will expire at the 2009 Annual Meeting. Ms. Martin and Messrs. Kincaid and Townsend have each been nominated for re-election for a term expiring in 2012.

John E. Bush was appointed as a Class I director by the Board on December 1, 2008 and David W. Oskin was appointed as a Class II director on March 16, 2009. North Carolina law requires that any director appointed by the Board stand for election at the first Annual Meeting following his or her appointment. Accordingly, Mr. Bush has been nominated for election as a Class I director for a term expiring in 2010, and Mr. Oskin has been nominated for election as a Class II director for a term expiring in 2011.

The Board has no reason to believe that any nominee will be unable to serve as a director. If, however, a nominee should be unable to serve at the time of the Annual Meeting, Common Shares properly represented by valid proxies will be voted in connection with the election of a substitute nominee recommended by the Board. Alternatively, the Board may allow the vacancy to remain unfilled until an appropriate candidate is located or may reduce the authorized number of directors to eliminate the unfilled seat.

If any incumbent nominee for director should fail to receive the required affirmative vote of the majority of the votes cast at the Annual Meeting, under North Carolina law the director would remain in office as a “holdover” director until his or her successor is elected and qualified or he or she resigns, retires or is otherwise removed. In such a situation, our Corporate Governance Principles require the director to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee would then consider such resignation and make a recommendation to the Board as to whether to accept or reject the resignation. The Board is then required to make a determination and publicly disclose its decision and rationale within 90 days after receipt of the tendered resignation.

A biography of each member of Rayonier’s current Board of Directors, including the five nominees for election, is set forth below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FIVE NOMINEES NAMED BELOW FOR ELECTION TO THE BOARD OF DIRECTORS.

Information As To Nominees For Election To The Board Of Directors

Class III, Term Expires in 2009

RICHARD D. KINCAID, Age 47	Director Since 2004

Mr. Kincaid is the President and Founder of the BeCause Foundation (a non-profit corporation that heightens awareness about a number of complex social problems and promotes change through the power of film). He was the President, Chief Executive Officer and a trustee of Equity Office Properties Trust (an owner and manager of office buildings and, at the time, the largest U.S. real estate investment trust) until March 2007. He became President in November 2002 and Chief Executive Officer in April 2003. Mr. Kincaid joined Equity Office Properties Trust as Senior Vice President in 1996, was named Chief Financial Officer in 1997 and Executive Vice President and Chief Operating Officer in 2001. He previously served as Senior Vice President and Chief Financial Officer of Equity Office Holdings, L.L.C. (a predecessor of Equity Office Properties Trust), and was Senior Vice President of Equity Group Investments, Inc. (a private investment company). Mr. Kincaid serves as a director of Vail Resorts, Inc. and Strategic Hotels & Resorts, Inc. He is a graduate of Wichita State University and holds an MBA from the University of Texas.

V. LARKIN MARTIN, Age 45	Director Since 2007

Ms. Martin is the Managing Partner of Martin Farm and Vice President of The Albemarle Corporation (family businesses with interests in agriculture and timberland), positions she has held since 1990. She also served as Chairman of the Board of Directors of the Federal Reserve Bank of Atlanta from January 2007 until December 2008 and is a director and officer of Servico, Inc. and Cottonseed, LLC, (operations involved in cotton ginning, warehousing and whole cottonseed sales). Ms. Martin is Vice Chairman of the Board of Directors of The Cotton Board and is a member of the President’s Advisory Council of the University of Alabama in Birmingham. She holds a bachelor’s degree from Vanderbilt University.

RONALD TOWNSEND, Age 67	Director Since 2001

Mr. Townsend is an independent communications consultant based in Jacksonville, Florida since 1997. He retired from Gannett Company (a diversified news and information company) in 1996 after serving 22 years in positions of increasing responsibility, most recently as President of Gannett Television Group. Mr. Townsend attended The City University of New York, Bernard Baruch.

Class I, Term Expires in 2010

JOHN E. BUSH, Age 56	Director Since 2008

Mr. Bush is President of Jeb Bush and Associates (a consulting firm). He served as the 43rd Governor of the State of Florida from January 1999 until January 2007. Prior to his election as Governor, Mr. Bush worked as a real estate executive and pursued other entrepreneurial ventures in Florida from 1981 to 1998, and served as Secretary of Commerce for the State of Florida from 1987 to 1988. He formed and serves as chairman of The Foundation for Florida’s Future, a non-profit public policy organization and the Foundation for Excellence in Education, a non-profit charitable organization. Mr. Bush serves on the board of directors of CNL Bancshares Inc. and Tenet Healthcare Corporation. He holds a bachelor’s degree in Latin American affairs from the University of Texas at Austin.

Class II, Term Expires in 2011

DAVID W. OSKIN, Age 66	Director Since 2009

Mr. Oskin is President of Four Winds Ventures, LLC (a private investment and advisory company). He was the Executive Vice President of International Paper Company (a paper, packaging and forest products company) from 1996 to 2003. Previously Mr. Oskin was Chief Executive Officer of Carter Holt Harvey Limited (a New Zealand based forest products company) from 1992 to 1996 and Senior Vice President of International Paper from 1975 to 1992. Mr. Oskin is a director of Verso Paper Corp., Pacific Millennium Corporation, Samling Global Limited, and Big Earth Publishing LLC, and serves as Chairman of the Board of Trustees of Widener University. He holds bachelor and doctoral degrees from Widener University.

Information As To Other Directors

Class I, Terms Expire in 2010

C. DAVID BROWN, II, Age 57	Director Since 2006

Mr. Brown is Chairman of Broad and Cassel, a law firm based in Orlando, Florida, a position he has held since 2000. Previously, he served as Managing Partner of the firm’s Orlando office from 1990. He joined the firm in 1980. Prior to joining Broad and Cassel, Mr. Brown was an associate with Rowland, Bowen and Thomas, P.A. and served as a First Lieutenant in the United States Air Force. Mr. Brown serves on the board of directors of CVS Caremark Corporation. He holds a bachelor’s and juris doctorate degree from the University of Florida.

LEE M. THOMAS, Age 64	Director Since 2006

Mr. Thomas joined Rayonier in 2006 as a Director, was named President and Chief Executive Officer on March 1, 2007 and became Chairman effective July 1, 2007. Prior to joining Rayonier, Mr. Thomas served as President of Georgia-Pacific Corporation (tissue, pulp, paper, packaging, building products and related chemicals manufacturer) beginning in September 2002, and as its Chief Operating Officer, beginning in March 2003, until December 2005. Prior to becoming President and Chief Operating Officer, Mr. Thomas served in a number of management positions with Georgia-Pacific, including President-Building Products and Distribution, Executive Vice President-Consumer Products and Executive Vice President-Paper and Chemicals. Mr. Thomas previously served as chairman and chief executive officer of Law Companies Environmental Group Inc., as administrator of the U.S. Environmental Protection Agency, as executive deputy director of the Federal Emergency Management Agency and as director of the Division of Public Safety Programs-Office of the Governor of South Carolina. Mr. Thomas serves on the boards of directors of Airgas, Inc., Regal Entertainment Group and the Federal Reserve Bank of Atlanta. He holds a bachelor’s degree from the University of the South and a M.Ed. from the University of South Carolina.

Class II, Terms Expire in 2011

JAMES H. HANCE, JR., Age 64	Director Since 2004

Mr. Hance is the retired Vice Chairman of the Board of Bank of America Corporation (a financial institution providing a full range of banking, investing, asset management and other financial and risk-management products and services), a position he held from 1993 until his retirement in January 2005. He served as Chief Financial Officer from 1988 until April 2004. Mr. Hance joined NCNB Corporation, predecessor to NationsBank and Bank of America, in 1987 as Executive Vice President and Chief Accounting Officer. He also serves as a director of Cousins Properties Incorporated, Duke Energy Corporation and as Non-Executive Chairman of Sprint Nextel Corporation. Mr. Hance is a graduate of Westminster College and holds an MBA from Washington University.

PAUL G. KIRK, JR., Age 71	Director Since 1994

Mr. Kirk is the Chairman, President and a director of Kirk & Associates, Inc., (a business advisory and consulting firm). He was a partner in the law firm of Sullivan & Worcester from 1977 to 1992 and is presently affiliated with the firm. He served as Chairman of the Democratic National Committee from 1985 to 1989. Mr. Kirk is currently Co-Chairman of the Commission on Presidential Debates, a Trustee of St. Sebastian’s School, Chairman of the Board of Directors of the John F. Kennedy Library Foundation, and Chairman of the Visiting Committee on Harvard Athletics. He is also a director of The Hartford Financial Services Group, Inc. and Cedar Shopping Centers, Inc. Mr. Kirk is a graduate of Harvard College and Harvard Law School.

CARL S. SLOANE, Age 72	Director Since 1997

Mr. Sloane served as Co-Chairman of AlixPartners Holdings and Questor Partners Holdings (providers of services and capital to underperforming and distressed companies) from June 2005 until October 2006. He is also Professor Emeritus, Harvard University Graduate School of Business Administration, and a Trustee of Beth Israel Deaconess Medical Center, a Harvard affiliated teaching hospital. Mr. Sloane was the Ernest L. Arbuckle Professor of Business Administration at Harvard from 1991 until his retirement in 2000. Prior to joining the Harvard faculty, he spent 30 years in management consulting, the last 20 with the firm he co-founded, Temple, Barker & Sloane, Inc., and its successor firm, Mercer Management Consulting, where he served as Chairman and Chief Executive. Mr. Sloane is also Chairman (non-executive) of Brink’s Home Security Holdings, Inc. He is a graduate of Harvard College and the Harvard University Graduate School of Business Administration.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board of Directors operates under a set of Corporate Governance Principles which includes, among other things, guidelines for determining director independence and qualifications for directors. The Corporate Governance Principles can be found on the Company’s website at www.rayonier.com and are also available in print to any shareholder upon request in writing to the Corporate Secretary, Rayonier, 50 North Laura Street, Jacksonville, Florida 32202. The Board, through its Nominating and Corporate Governance Committee (the “Nominating Committee”), regularly reviews corporate governance developments and best practices and modifies its Corporate Governance Principles, committee charters and key practices as warranted.

Director Independence

The Company’s Common Shares are listed on the New York Stock Exchange (“NYSE”). In accordance with NYSE rules, the Board makes affirmative determinations annually as to the independence of each director and nominee for election as a director. To assist in making such determinations, the Board has adopted a set of Director Independence Standards which conform to or are more exacting than the independence requirements set forth in the NYSE listing standards. Our Director Independence Standards are appended to the Company’s Corporate Governance Principles, available at www.rayonier.com or in print upon written request as described above. In applying our Director Independence Standards, the Board considers all relevant facts and circumstances.

Based on our Director Independence Standards, the Board has determined that all persons who have served as directors of our Company at any time since January 1, 2008, other than Mr. Thomas, are independent. The Nominating Committee, on behalf of the Board of Directors, reviews any transactions undertaken or relationship existing between the Company and other companies in connection with which any of our directors are affiliated. The Board determined that none of these transactions or relationships were material to the Company, the other companies or the subject directors.

Committees Of The Board Of Directors

Our Board of Directors has four standing committees, each of which operates under a written charter available in the Investor Relations section of the Company’s website at www.rayonier.com. The committee charters are also available in print to any shareholder upon written request to the Corporate Secretary, Rayonier, 50 North Laura Street, Jacksonville, Florida 32202. As required by NYSE listing standards and SEC rules, all members of the Audit, Compensation and Management Development, and Nominating Committees have been affirmatively determined by the Board to be independent as set forth above. Mr. Oskin was appointed to the Board on March 16, 2009 and is expected to be elected to one or more Board committees in May 2009.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2008
AUDIT: James H. Hance, Jr., Chair C. David Brown, II John E. Bush V. Larkin Martin Ronald Townsend

This Committee, comprised entirely of independent directors, is responsible for oversight of our accounting and financial reporting policies, processes and systems of internal control, including:

•     monitoring the independence and performance of our independent registered public accounting firm with responsibility for such firm’s selection, evaluation, compensation and discharge;

•     approving, in advance, all of the audit and non-audit services provided to the Company by the independent registered public accounting firm;

•     facilitating open communication among the Board, senior management, internal audit and the independent registered public accounting firm; and

•     overseeing our enterprise risk management and legal compliance and ethics programs, including our Standard of Ethics and Code of Corporate Conduct.

		10
COMPENSATION AND MANAGEMENT DEVELOPMENT: Carl S. Sloane, Chair C. David Brown, II Richard D. Kincaid Paul G. Kirk, Jr.	This Committee, comprised entirely of independent directors, is responsible for overseeing the compensation and benefits of employees, including; • evaluating management performance, succession and development matters; • establishing executive compensation; • reviewing the Compensation Discussion and Analysis included in the annual Proxy Statement; • approving individual compensation actions for all senior executives other than Mr. Thomas; and • recommending compensation actions with regard to Mr. Thomas for approval by the non-employee directors of the Board.	5
NOMINATING AND CORPORATE GOVERNANCE: Ronald Townsend, Chair Paul G. Kirk, Jr. V. Larkin Martin Carl S. Sloane

This Committee, comprised entirely of independent directors, is responsible for:

•     establishing criteria for Board nominees and identifying qualified individuals for nomination to become Board members, including considering potential nominees recommended by shareholders;

•     recommending the composition of Board committees;

•     overseeing processes to evaluate Board and committee effectiveness;

•     recommending director compensation and benefits programs to the Board;

•     overseeing our corporate governance structure and practices, including our Corporate Governance Principles; and

•     reviewing and approving changes to the charters of the other Board committees.

		4
FINANCE: Richard D. Kincaid, Chair John E. Bush James H. Hance, Jr. Lee M. Thomas	This Committee is responsible for advising the Board concerning certain issues with respect to the financial structure of the Company, including: • financial strategies and tax planning initiatives; • dividend policies; • capital structure; • financings; • risk management policies; • compliance with various REIT qualification tests; • investment policies; and • performance of our pension and savings plans.	3

On average, directors attended 95 percent of the aggregate meetings of the Board of Directors and committees on which they served during 2008, and no director attended less than 75 percent of such meetings.

Non-Employee Director Meetings And Presiding Director

Our non-employee directors meet separately in regularly scheduled meetings, chaired by the presiding director. The non-employee directors appointed Mr. Kirk to serve as the Board’s presiding director for 2008.

Director Attendance At Annual Meeting Of Shareholders

Directors are encouraged, but not required, to attend the Annual Meeting of Shareholders. At the 2008 Annual Meeting, eight of the nine directors were in attendance.

Communications With The Board

Shareholders and other interested parties who would like to communicate their concerns to one or more members of the Board, a Board committee, the presiding director or the non-employee directors as a group may do so by writing them at Rayonier, c/o Corporate Secretary, 50 North Laura Street, Jacksonville, FL 32202. All such concerns received will be forwarded to the appropriate person or persons and may be accompanied by a report summarizing such concerns if deemed appropriate by the Corporate Secretary.

Director Nomination Process

It is the policy of our Nominating Committee to consider director nominees submitted by shareholders based on the same criteria used in evaluating candidates for Board membership identified by any other source. While there are no specific minimum qualifications for director nominees other than a maximum permitted age, in evaluating the suitability of potential nominees it is the policy of the Nominating Committee to seek individuals who have the knowledge, experience, skills, expertise and diversity, together with the highest personal and professional integrity, to be most effective, in conjunction with the other Board nominees and members, in collectively serving the long-term interests of the Company’s shareholders. These criteria for Board membership are periodically reevaluated by the Nominating Committee taking into account the Company’s strategy, its geographic markets, regulatory environment and other relevant business factors, as well as changes in applicable laws or listing standards.

Potential director candidates may come to the attention of the Nominating Committee through current directors, management, shareholders and others. The Nominating Committee has also utilized independent third party search firms to identify potential director candidates. In 2008, Mr. Bush was recommended by a non-management director and in 2009 Mr.  Oskin was identified by an independent third-party search firm that also assisted with his evaluation.

Submission Of Director Nominations By Shareholders

Our bylaws provide that nominations of persons for election to the Board of Directors may be made at the Annual Meeting either by or at the direction of the Board or by any shareholder who complies with the requirements set forth in our bylaws for submission of director nominations. Such requirements are that the shareholder: (i) be a shareholder of record at the time of submitting the required notice of nomination; (ii) be entitled to vote for the election of directors at the subject Annual Meeting; and (iii) comply with the advance notice procedures detailed below.

Notice of director nominations from shareholders must be in writing and received by the Corporate Secretary at the Company’s offices at 50 North Laura Street, Jacksonville, Florida 32202, not less than 120 days prior to the first anniversary date of the Proxy Statement released to shareholders in connection with the previous year’s Annual Meeting (provided that if we have changed our Annual Meeting date by more than 30 days from the previous year’s date, notices from shareholders must be received by a date that is a reasonable time before we begin to print and mail the Notice or Proxy Statement). Each shareholder’s notice must include the shareholder’s name and address and the number of Common Shares owned and, as to each potential nominee, information substantially the same as that required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, along with such potential nominee’s written consent to being named as a nominee and to serving as a director if elected.

Related Person Transactions

We have adopted a written policy regarding related person transactions pursuant to which we review certain relationships and transactions in which the Company and any of our directors and executive officers, their immediate family members or certain of their businesses or other affiliates, are participants to determine whether such persons have a material interest in any such transaction. Pursuant to our policy, a Related Person Transaction is any transaction, arrangement or relationship in which the Company is a participant and the amount involved exceeds $120,000 and in which any related person has, had or will have a material relationship.

The Company’s Corporate Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions. The primary vehicle for obtaining this information is the annual Directors and Officers Questionnaire which requires a listing of all immediate family members and their employers and affiliates and disclosure of any transactions between (i) the subject director or executive officer, any of their immediate family members or any employer or affiliate of such director, officer or family member and (ii) the Company or any of its affiliates. Information provided is verified by comparison of identified individuals and entities with the Company’s accounts receivable and payable records. A report of all transactions identified, regardless of amount, is prepared and reviewed with the Nominating Committee, which determines, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in any such transaction and whether, based on our policy and SEC rules, the transaction requires disclosure in the Company’s Proxy Statement. In the course of its review of a potential related person transaction, the Nominating Committee will consider:

•	the related person’s relationship to the Company and interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the benefits to the Company of the proposed transaction;

•	the availability of other sources of comparable products and services;

•	if applicable, the impact on a director’s independence; and

•	any other matters the Nominating Committee deems appropriate.

Any member of the Nominating Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote regarding approval or ratification of the transaction. For 2008, no transactions were identified for review by the Nominating Committee.

Standard Of Ethics And Code Of Corporate Conduct

The Company’s Standard of Ethics and Code of Corporate Conduct is available on the Company’s website at www.rayonier.com and is also available in print to any shareholder who requests it by writing to the Corporate Secretary, Rayonier, 50 North Laura Street, Jacksonville, Florida 32202.

Compensation Committee Interlocks And Insider Participation; Processes And Procedures

Each of Messrs. Brown, Kincaid, Kirk and Sloane, as well as Thomas I. Morgan who resigned from the Board effective October 1, 2008, served as a member of the Compensation Committee during the fiscal year ended December 31, 2008. No member of the Compensation Committee served as one of our officers or employees at any time during 2008. None of our executive officers serve, or served during 2008, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Overview Of Our Compensation Program

The Compensation and Management Development Committee of Rayonier’s Board of Directors, referred to in this discussion as the “Committee,” has responsibility for establishing our compensation philosophy and for monitoring our adherence to that philosophy. The Committee has historically reviewed and approved compensation levels for all Rayonier executive officers as well as all of our compensation, retirement, perquisite and insured benefit programs, including programs applicable to our senior management team and Chief Executive Officer.

The Committee establishes annual performance objectives for our Chief Executive Officer, evaluates his accomplishments and performance against those objectives, and, based on such evaluation, makes recommendations regarding his compensation level for approval by the independent members of our Board of Directors.

These functions are set forth in the Committee’s Charter, which appears on our website and is reviewed annually by the Committee.

Throughout this proxy statement, the following individuals are referred to as our “named executive officers.” The compensation for these officers is disclosed in the tables following this discussion and analysis.

•	Lee M. Thomas, our Chairman, President, and Chief Executive Officer;

•	Hans E. Vanden Noort, our Senior Vice President and Chief Financial Officer;

•	Paul G. Boynton, our Senior Vice President, Performance Fibers and Wood Products;

•	Timothy H. Brannon, our Senior Vice President, Forest Resources; and

•	W. Edwin Frazier, III, our Senior Vice President, Chief Administrative Officer and Corporate Secretary.

The Committee seeks to ensure that the total compensation paid to our executives is fair, reasonable, competitive and consistent with our compensation philosophy. While the types of compensation and benefits provided to our named executive officers are generally similar to those provided to our other executives, the focus of the following disclosure is on the compensation for our named executive officers.

Our Compensation Philosophy And Objectives

As set forth in the Committee’s Charter, our goal is to maintain compensation and benefits plans that will allow us to attract and retain highly qualified employees while motivating and rewarding performance that will lead to long-term enhancement of shareholder value. Our compensation philosophy emphasizes “pay for performance” programs designed to reward superior financial performance and sustained increases in the value of our shareholders’ investment in Rayonier, while maintaining competitive base pay, retirement, healthcare, severance and other fixed compensation programs.

Our policy for allocating value between long-term and currently paid compensation is intended to ensure adequate base salaries and annual cash bonus opportunities to attract, motivate and retain talented personnel, while providing strong incentives for our executives to maintain an “ownership” mentality, focusing them on maximizing long-term value creation for Rayonier and our shareholders. We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. However, historically our practice has been to pay a substantial portion of the value of total compensation to our named executive officers in the form of long-term, non-cash incentive compensation.

Our primary compensation programs for our named executive officers are designed to reflect their success, both individually and as a management team, in attaining key objectives established from time to time by the Committee or our Board of Directors. For example, as described more fully below, our annual bonus plan is funded based on Rayonier’s performance with regard to certain key financial metrics versus budgeted levels and on business unit performance versus identified strategic objectives. Our equity-based programs are intended to reward team effort in successfully delivering value to our shareholders. Stock option grants reward increases in our share price over time and performance share grants reward superior performance in generating shareholder return versus our peers. In each case, we have strived to ensure that our compensation program provides rewards based on meaningful measures of performance.

The Committee considers adjustments to our compensation program each year in light of past experience, changes in the competitive environment, regulatory requirements and other relevant factors. As discussed below under “2009 Compensation Decisions,” such considerations during 2008 resulted in various changes to our incentive programs for 2009.

How We Set Executive Compensation

Committee Calendar and Meetings

The Committee’s work is accomplished through a series of meetings, following a regular calendar schedule to insure that all major elements of compensation are addressed and compensation and benefits programs are properly designed, implemented and monitored. Occasionally, special meetings are called to address matters that require attention outside the regular compensation cycle. As necessary, the Committee invites outside experts and members of management to attend meetings to discuss issues within their specific areas of expertise or responsibility. During 2008, with the assistance of outside legal counsel, the Committee performed a review of its overall governance processes. In response, the Committee took the following actions:

•	Formalized an annual review of our compensation philosophy;

•	Revised the timing of regular agenda items to separate the discussion of incentive plan design from the consideration of incentive award levels; and

•	Added an annual review of the Executive Severance Pay Plan, discussed on page 23.

Compensation Components for Named Executive Officers

The Committee has structured Rayonier’s annual and long-term incentive compensation programs to motivate executives to achieve the business goals set by the Company and to reward the executives for achieving those goals. Consistent with our compensation philosophy, we strive to use incentive compensation, rather than base salary, to provide executives with an above-median compensation opportunity if we exceed budgeted financial performance metrics, and identified strategic objectives, drive increases in shareholder value and outperform our peers on a relative shareholder return basis.

The key elements of our executive compensation program are:

•	base salary,

•	annual cash bonus incentives, and

•	long-term stock-based incentive compensation.

Each of these key elements is addressed separately below. The Committee takes into account the role of each of these primary components of compensation in evaluating an executive’s total compensation package.

Setting Base Salary

We provide cash compensation in the form of base salary to meet competitive market demands given the employee’s skills and experience. Each year, the Committee reviews the base salary of our Chief Executive Officer and each of his direct reports, including all of our named executive officers. In making adjustments (or, in the case of our Chief Executive Officer, recommendations for adjustment) to base salary levels, the Committee considers:

•	the executive’s level of responsibilities;

•	the executive’s experience and breadth of knowledge;

•	the executive’s individual performance as assessed through annual performance reviews;

•	the executive’s role in management continuity and development plans; and

•	internal pay equity factors.

Setting Annual Bonus Opportunities

We provide cash compensation in the form of annual bonus incentives linked to (1) the Company’s financial performance and, for operations executives their business unit’s financial performance, in each case against key budgeted financial metrics, and (2) the attainment of identified strategic objectives. This is accomplished each year by the Committee adopting an Annual Corporate Bonus Program under the Rayonier Non-Equity Incentive Plan (the “Bonus Plan”), which was approved by the shareholders in 2008.

Setting Long-Term Incentive Compensation

We provide non-cash compensation to reward superior long-term performance in delivering value to our shareholders in both absolute terms (through stock options) and as compared to our peers (through performance shares). The Rayonier Incentive Stock Plan (the “Stock Plan”), which was approved by the shareholders in 2008, allows the Committee the flexibility to award long-term compensation incentives from a menu of equity-based awards. As discussed below, the Committee has historically chosen to award primarily stock options and performance shares. The Committee’s objective in granting such awards is to provide a strong incentive to our executives to focus on the ongoing creation of shareholder value by offering above-median compensation opportunities for superior performance. These award opportunities not only allow us to offer a competitive overall compensation package, but also further opportunities for share ownership by our employees in order to increase their proprietary interest in Rayonier and, as a result, their interest in our long-term success and commitment to creating shareholder value.

Internal Pay Equity Factors

By “internal pay equity”, we mean seeing that relative pay differences are consistent with different job levels and responsibilities. Mr. Thomas, for example, holds the multiple responsibilities of Chairman, President and Chief Executive Officer. As a result, the Committee believes that he currently has substantially more responsibility and impact on shareholder value than any other named executive officer. Therefore, the Committee sets his total compensation level appreciably higher in relationship to that of other named executive officers, but at a level the Committee believes is appropriate and reflective of current market practice.

Other Considerations in Setting Equity-Based Awards

In order to keep the Committee informed of the proprietary interests of the named executive officers in Rayonier, at every regular meeting the Committee is provided a report on the number and current value of Rayonier shares and equity-based awards held by each of our senior executives, including each of the named executive officers. The Committee, however, does not take into account fluctuations in the value of executives’ shares or outstanding awards when setting long-term incentive award levels for individual executives.

We make decisions on equity grants based solely on our compensation and retention objectives and our established measurements of the value of these awards. If at the time of any planned action relating to a grant of this type of compensation, any member of the Committee or any executive making recommendations to the Committee is aware of material non-public information about Rayonier or our prospects, it is our policy to make such award or grant without giving effect to such information. In implementing this policy, we do not change the size of the aggregate long-term incentive award and do not change our mechanism for allocating between compensation elements comprising the award or valuation of the individual elements of the award.

Rayonier does not backdate stock options or grant options retroactively. We do not coordinate grants of options so that they are made before the announcement of favorable information, or after the announcement of unfavorable information.

Tax Considerations – Section 162(m)

Section 162(m) of the Internal Revenue Code (the “Code”) precludes a public corporation from taking a deduction for compensation in excess of $1 million for its named executive officers unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to Rayonier and the named executive officers in its review and establishment of compensation programs and payments. However, deductibility of compensation is only one factor that the Committee takes into account in setting executive compensation terms and levels and, in an appropriate case, would not preclude an award that is not deductible.

Compensation Consultants

The Committee seeks advice and assistance from compensation consultants and outside counsel to supplement their own knowledge and information provided by management. The Committee has engaged Exequity, LLP to provide the Committee with advice and relevant market data and practices to consider when making compensation decisions, including decisions involving the Chief Executive Officer and the programs applicable to senior executives generally. Exequity also provides the Committee meaningful input on program design features and the balance of compensation among the various components of executive compensation.

In addition, the Committee oversees a comprehensive review of our executive compensation practices approximately every three years. The last such review was performed in 2006 when the Committee engaged Watson Wyatt Worldwide to conduct both a quantitative analysis of compensation levels and a qualitative analysis of our compensation practices and programs. The resulting recommendations and ultimate impact on our compensation programs and practices were discussed in detail in our 2008 Proxy Statement.

Role of Our Executive Officers in Compensation Decisions

Working with the Committee Chair, Mr. Frazier prepares an agenda and supporting materials for each meeting. Mr. Frazier and Mr. Thomas generally attend Committee meetings by invitation but are excused for executive sessions. As requested, they offer their opinions and recommendations to the Committee. As necessary, the Committee invites other members of management to attend meetings to discuss issues within their specific areas of expertise or responsibility.

Use of Peer Group and Other Compensation Data

Given the diversity of our businesses and our REIT structure, we compete with companies across multiple industries for top executive-level talent. As such, the Committee generally expects that over time, the total compensation levels for our executives will be at or above the median level of compensation paid to similarly situated executives of general industry companies with market capitalizations comparable to ours. After initially determining executive compensation levels using the considerations described above, the Committee periodically reviews surveys of outside compensation practices provided by our compensation consultants in order to determine if our compensation levels and mix of components are competitive or might require rebalancing. The Committee does not benchmark to the median or to certain amounts or percentages of compensation, but consistent with our historic emphasis on providing “pay for performance,” we generally expect our base salary and annual bonus opportunities to be at or below median levels, and our long-term incentive award opportunities to be above median. Of course, variations from these general expectations may occur based upon the expertise and experience level of a given executive as well as individual, company and market factors.

In 2008, the Committee reviewed salary, annual bonus and long-term incentive compensation levels for both comparably-valued general industry companies and industry peers. Specifically, Hewitt Associates performed a custom survey covering the 20 companies immediately above and the 20 companies immediately below Rayonier in the Standard & Poor’s 400 based on market capitalization (referred to in this discussion as the “Hewitt Survey”). Given the mix of our businesses and the inherent variations in margins and revenues, we believe that market capitalization has been a better measure of overall management responsibility than revenues. The companies included in the Hewitt Survey are:

•     Albemarle Corporation

•     Alberto-Culver Company

•     Arrow Electronics, Inc.

•     Ball Corporation

•     BorgWarner Inc.

•     Ceridian Corporation

•     Chicago Bridge and Iron Company

•     ChoicePoint Inc.

•     Corn Products International Inc.

•     Covance

•     Dade Behring Inc.

•     The Dun & Bradstreet Corporation

•     Eastman Chemical Company

•     Edwards Lifesciences LLC

•     Energizer Holdings, Inc.

•     Equifax Inc.

•     FMC Technologies

•     Foster Wheeler Corporation

•     Global Payments Inc.

•     The Goodyear Tire and Rubber Company

•     Graco Inc.

•     Hasbro, Inc.

•     Ingram Micro Inc.

•     Joy Global Inc.

•     Kennametal Inc.

•     Martin Marietta Materials, Inc.

•     MoneyGram International, Inc.

•     The New York Times Company

•     Owens-Illinois, Inc.

•     Packaging Corporation of America

•     Pactiv Corporation

•     The Scotts Miracle-Gro Company

•     Solectron Corporation

•     Sonoco Products Company

•     Temple-Inland Inc.

•     Thomas & Betts Corporation

•     The Timken Company

•     UAL Corporation

•     USG Corporation

•     Zebra Technologies Corporation

Last year we also had Exequity, LLP perform a proxy review of compensation levels for named executive officers at each of the 15 peer group companies under the 2007 Performance Share Award Program. 1

[1]	Bowater Incorporated, Buckeye Technologies, Inc., Deltic Timber Corporation, Duke Realty Corporation, International Paper Company, Louisiana-Pacific Corporation, MeadWestvaco Corporation, Neenah Paper Inc., Packaging Corporation of America, Plum Creek Timber Company, Inc., Potlatch Corporation, The St. Joe Company, Tembec, Inc., Temple-Inland, Inc. and Weyerhaeuser Company.

For 2008, any payouts under our Performance Share Award Program (described below under “Long Term Incentive Compensation”) will be calculated based on the relative performance of Rayonier against a custom peer group of 15 forest products, real estate and REIT companies. This peer group (the “2008 Performance Share Peer Group”) consists of the following 15 companies, chosen by the Committee as those companies most likely to be considered true peers on either an operational or market basis or as an alternative investment to Rayonier in the forest products, REIT or real estate sectors:

• Plum Creek Timber Company Inc. • Temple-Inland Inc. • Potlatch Corporation • Sappi Limited • Weyerhaeuser Company • MeadWestvaco Corporation	• AbitibiBowater Inc. • The St. Joe Company • Neenah Paper Inc. • Cousins Properties Inc. • Buckeye Technologies, Inc.	• Deltic Timber Corporation • International Paper Company • Timber West Forest Corp. • Tembec Inc.

In setting 2008 salary levels for executives, we also reviewed published salary survey data from World at Work, ORC Worldwide and Mercer.

Aggregate 2008 Executive Compensation Positioning

The following table summarizes the Committee’s philosophy with respect to the key elements of executive compensation and shows where aggregate named executive officer targeted pay was positioned in 2008 when compared to the Hewitt Survey and the 2008 Performance Share Peer Group.

	Base Salary	Total Cash	Long-Term Incentives	Total Compensation
Objective	At or Below Median	At or Below Median	75th Percentile	Median Cash + 75th Percentile LTI
Targeted Position vs. Hewitt Survey	2.5% below	4.3% below	14% above	6.5% above
Targeted Position vs. 2008 Performance Share Peer Group	0.1% below	4.7% below	8.1% below	6.9% below

The following discussion explains the compensation actions taken in 2008 with respect to our named executive officers and some of the changes planned for 2009.

Components Of Executive Compensation For 2008

Looking at the named executive officers as a group, 76% of their 2008 target total compensation was allocated to “at risk” components consisting of annual bonus, performance shares and stock options, with the remaining 24% allocated to base salary. Compensation paid to the named executive officers in 2008 ranged from 69% to 72% in non-cash compensation. We believe that this mix is both competitive within the marketplace and appropriate to fulfill our stated compensation philosophy.

Base Salary

Base salary is the component of compensation that is fixed and intended to compensate our executives, based on their experience, expertise and job responsibilities, for work performed during the fiscal year. While base salaries must be competitive in order to recruit and retain qualified executives, we generally do not seek to pay base salaries at levels exceeding market median among comparably-sized companies in general industry. 2008 salaries were structured to be generally consistent with market trends based on published salary survey data from World at Work, ORC Worldwide and Mercer. In addition, the Hewitt Survey suggests that salaries for our named executive officers were generally at or below the median level for the group of forty comparably-sized general industry companies surveyed (and listed above).

Two of our named executive officers, Messrs. Boynton and Frazier, were promoted effective January 1, 2008. Given their new positions and responsibilities, the Committee approved salary increases of 10% for Mr. Boynton and 8% for Mr. Frazier. Our other named executive officers, Messrs. Thomas, Brannon and Vanden Noort, received an annualized salary increase of approximately 3-5% of their base salary for 2008. Mr. Thomas’ annual base salary for 2008 was $875,000.

Annual Bonus Awards

Historically, payments under our annual bonus programs have been based solely on Rayonier’s performance for the year with regard to identified key corporate financial metrics measured against budgeted levels. For 2008, the Committee revised our annual bonus program to include an assessment of performance against key strategic objectives.

Setting 2008 Target Bonus Awards.    The Committee established a target bonus for each named executive officer as a percentage of base salary, with the applicable percentage set uniformly by salary grade. For 2008 the target bonus percentages of base salary for the named executive officers were as follows: Mr. Thomas, 100%; Mr. Boynton, 69%; and Messrs. Brannon, Frazier and Vanden Noort, 65%.

Under the Bonus Plan, the awards for named executive officers are funded at the maximum allowable award level, equal to 200% of target awards, once threshold levels of performance are met. The funded award levels are then adjusted by the Committee’s exercise of negative discretion based on performance against the financial and strategic performance metrics set at the beginning of the program, and a subjective evaluation of the named executive officer’s performance against individual performance objectives, also set at the beginning of the program. This funding mechanism for named executive officers is a result of the Committee’s desire to have greater flexibility in setting award levels for these executives within the limitations on discretionary adjustments of performance-based awards under Section 162(m) of the Code.

Setting 2008 Performance Factors.    The Committee established performance factors for the 2008 Annual Corporate Bonus Program (the “2008 Bonus Program”) prior to the beginning of the year. The 2008 performance factors were designed to focus management on the two financial metrics considered most critical to Rayonier in measuring annual performance: Net Income and Cash Available for Distribution or “CAD.” The Committee determined this year not to include Return on Total Capital, a metric used in past bonus programs, as it is considered a better measure of longer-term financial return, rather than of annual performance. The Committee selected these financial metrics to focus executives on the importance of earnings and cash generation given our REIT structure and the importance investors place on our ability to pay (and grow) our dividend.

CAD measures the Company’s ability to generate cash that can be distributed to shareholders as dividends or used for share repurchases, debt reduction or strategic acquisitions net of associated financing (e.g. realizing tax benefits for like kind exchanges). We define CAD as Cash Provided by Operating Activities2 less capital spending, adjusted for the tax benefits associated with certain strategic acquisitions, the change in committed cash, less cash provided by discontinued operations and other items that include the proceeds from matured energy forward contracts and the change in capital expenditures purchased on account.

In exercising its discretion in determining the bonus award for each named executive officer, the Committee’s primary consideration is the level of the officer’s “formula award” under the 2008 Bonus Program,

[2]	A GAAP measure included in our Consolidated Statements of Cash Flow in our 2008 Financial Statements.

calculated based on actual performance against the relevant financial metrics and strategic objectives, weighted 80% and 20% respectively. Accordingly, such formula award is determined based 80% on Rayonier’s, and for Messrs. Boynton and Brannon their respective business units’, performance for the year with regard to Net Income and CAD as measured against budgeted levels, and the remaining 20% determined based on our core business units’ performance against identified strategic objectives. For Messrs. Thomas, Vanden Noort and Frazier, the strategic component is based on the average of the business units’ performance. For Messrs. Boynton and Brannon, the strategic component is based on their respective business unit’s performance. The payout percentages calculated based on performance against the financial metrics and the strategic objectives are added together to create a single measurement of performance that we call our Corporate Performance Factor or “CPF,” or, if measuring performance for an individual business unit, the Business Unit Performance Factor or “BUPF.” For 2008 CPF and BUPF were calculated by dividing the actual value of the following factors by the budgeted value, and weighted as shown:

•	Net Income for CPF and Operating Income of the individual business unit for BUPF (weighted at 50%); and

•	Cash Available for Distribution for CPF and Cash Available for Distribution of the individual business unit for BUPF (weighted at 50%).

Measuring 2008 Results–Accounting Adjustments.    Before the Committee set the 2008 final bonus awards for named executive officers, Mr. Vanden Noort presented an analysis of all material unusual, nonrecurring and non-budgeted items impacting the performance factor calculations (CPF or BUPF) for review by the Committee to determine whether, based on factors such as frequency, foreseeability, manageability and past treatment, any particular item should be included or excluded from the calculation. For 2008, the Committee adjusted items resulting in an improvement in net income of $18.6 million and a decrease in CAD of $7.3 million, resulting in an increase in CPF from 70.5% to 86.8%. Items adjusted reflected the exclusion of the additional costs associated with accessing and removing blown down timber from a December 2007 storm in the Northwest, the tax benefits of legislative changes, the additional depletion, harvest and financing costs of unbudgeted timberland acquisitions, the benefit to net income of termination of the Company’s obligations under the salaried post-retirement medical plan, and the accelerated one-time tax expenses resulting from the decision to offer our New Zealand investment for sale.

Payout at target award levels for 2008 would have required achievement of the net income and CAD amounts consistent with Rayonier’s annual budget approved by the Board of Directors in December 2007, and the Committee’s determination that the business units’ performance against their 2008 strategic objectives (as identified by the Committee in December 2007) were sufficient to warrant an at-target payout. Performance against the 2008 financial metrics, taking into account the adjustments discussed above, was below target at the overall corporate level (85.4% of budgeted net income and 90.7% of budgeted CAD) due to the weakness in the housing and lumber markets, which negatively impacted our Timber and Real Estate businesses, and increased costs and operational issues in our Performance Fibers business, which more than offset above-budget performance in our sale of non-strategic timberlands. Individual business unit performance against the financial metrics ranged from 15% to 123% of budget.

After assessing each business unit’s performance for 2008 against the strategic objectives identified in the 2008 Bonus Program, the Committee assigned the following strategic performance factors: Timber, 90%; Real Estate, 100%; and Performance Fibers, 80%. The resulting corporate strategic performance factor was 90%, the average of the business unit factors. Taking into account both financial and strategic performance, CPF for 2008 was 87% and BUPFs ranged from 16% to 180%.

Degree of Difficulty.    We believe that for 2008 the budgeted levels for the relevant financial metrics, for both the Company and each business unit, and the strategic objectives identified for each business unit, were achievable but challenging, particularly given the inherent uncertainty in forecasting economic conditions. As discussed above, financial performance for 2008 did not meet budgeted levels for either net income or CAD, and two of our three core business units were determined by the Committee not to have met all of their strategic objectives.

Final 2008 Bonus Awards.    The final annual bonuses earned by our named executive officers for 2008 appear in the Summary Compensation Table on page 26, under the heading “Non-Equity Incentive Plan Compensation.” These awards reflect the Committee’s exercise of negative discretion in reducing the funded bonus award levels by 53% to 70%. Actual 2008 bonus awards for the named executive officers were all within 5.2% of the corresponding “formula award” which, as discussed above, is based exclusively on performance against the budgeted financial metrics and relevant strategic objectives.

Long-Term Incentive Compensation

Long-term incentive awards reflect our compensation philosophy, which considers market pay practices of comparable companies, but with a greater emphasis on “at-risk” or “pay-for-performance” compensation, which the Committee believes more closely aligns management incentives with shareholder interests and fosters the long-term perspective necessary for continued success. Through a mix of stock options and performance shares, our aim is to focus senior executives on providing superior returns to our shareholders and driving for sustained increases in Rayonier’s stock price. Long-term incentive awards for 2008 were determined and approved at the Committee’s regularly scheduled December 2007 meeting and are reflected in this Proxy Statement, including in the Summary Compensation Table on page 26 and the “Grants of Plan Based Awards” table on page 28.

For senior executives, 2008 stock option and performance share award levels were based on three factors:

(i)	the aggregate dollar value of the total long-term incentive award opportunity for the executive approved by the Committee;

(ii)	the Committee’s allocation of that total value between stock options and performance share awards; and

(iii)	the value of a stock option and performance share award calculated at the time of award approval.

For award purposes, the value of a stock option is based on the Black-Scholes valuation model, which is the same method we use in our financial statements, although as of a slightly earlier date (the December Committee meeting versus the January grant date). The grant date dollar value of a performance share was projected at the December 2007 Committee meeting, using a valuation model provided by Exequity, at $30.29 per share, or 68% of the then-current share price. The performance share valuation model calculation reflects, among other factors, the current market price of Rayonier common stock, the probability of attaining the performance criteria, vesting restrictions, the maximum award opportunity, termination provisions and the lack of payment or accrual of dividends during the performance period. Consistent with applicable accounting rules, we use a different performance share valuation model for financial statement purposes which is derived from a simulation model run in January after the awards are made.

In determining the value of long-term incentive awards to the named executive officers in 2008, the Committee approved changes to reflect Mr. Thomas’ performance in his first year as Chairman, President and CEO and the promotions and increased responsibilities of Messrs. Boynton, Frazier and Vanden Noort. These values were compared against data from the Hewitt Survey and the proxy disclosures of compensation levels for the named executive officers at each of the 15 peer group companies under the 2007 Performance Share Award Program. Consistent with our “pay for performance” philosophy, the long-term incentive opportunities for the named executive officers were between median and the 75th percentile against both general industry and peer group companies, resulting in total direct compensation levels (salary, bonus and long-term incentives) approximating or above market median.

For 2008, the Committee maintained the allocation of long-term incentive grant date value at 80% to performance share awards and 20% to stock options. We believe this mix is consistent with current market practices and makes efficient use of available shares, as the economic and incentive value of a Rayonier stock option is limited as a consequence of our shares’ relatively high dividend yield and historically low volatility.

Stock Options

2008 stock option awards to our named executive officers are shown on the “Grants of Plan-Based Awards” table on page 28.

Our stock option award program helps us:

•	motivate and reward superior performance on the part of executives and key employees;

•	enhance the link between the creation of shareholder value and long-term executive incentive compensation;

•	encourage increased stock ownership in Rayonier by executives; and

•	maintain competitive levels of total compensation.

Each December, the Committee approves the annual stock option award for the upcoming year for selected executives and key employees, as well as the award date, on which the exercise price for the award is set. For annual grants the award date has historically been the first trading day in January. For 2008, options to purchase 229,030 shares of Rayonier stock were authorized for award to the named executive officers as a group.

Performance Shares

2008 grants of performance share awards for our named executive officers are shown on the “Grants of Plan-Based Awards” table on page 28.

Our Performance Share Award Program helps us to:

•	focus executives on the long-term creation of shareholder value;

•	provide an opportunity for executives to increase their stock ownership in Rayonier;

•	maintain competitive levels of total compensation; and

•	provide a retention incentive for our executives.

Under this program, a target award, expressed as a number of shares of Rayonier stock, is approved for each executive at the beginning of a 36-month performance period. Awards are approved by the Committee at its regular December meeting and the performance period begins on the following January 1. Awards granted for the performance period beginning January 1, 2008 (and ending December 31, 2010) are referred to as the “2008 Class” of performance share awards. 2008 Class target awards totaling 214,590 shares were awarded to the named executive officers as a group. The number of actual Rayonier shares “paid out” in respect of a performance share award is determined at the end of the performance period. The 2008 Class awards will be paid out in January 2011 after the end of the performance period on December 31, 2010.

The payout, if any, is based on the level of economic return we produce for our shareholders (referred to as “Total Shareholder Return,” or “TSR”) as compared to that produced by the 2008 Performance Share Peer Group companies listed on page 17 during the same period. We believe that for our Performance Share Award Program, Rayonier’s total shareholder return performance over a meaningful measurement period is the single most critical measure of overall management performance. TSR is calculated for the performance period based upon the return on a hypothetical investment in Rayonier shares versus the return on an equal hypothetical investment in each of the peer companies, in all cases assuming reinvestment of dividends. Payout of the 2008 Class awards, if any, will be calculated based on our percentile TSR performance against the peer group, as follows:

Percentile Rank	Payout Level (Expressed As Percent of Target Award)
80th and Above	175%
51st – 79th	100%, plus 2.5% for each incremental percentile position over the 50th percentile
50th	100%
21st – 49th	25%, plus 2.5% for each incremental percentile position over the 20th percentile
20th	25%
Below 20th	0%

The Committee annually considers the terms of our Performance Share Program and seeks to ensure that awards provide appropriate and competitive incentives and that the peer group is representative of our businesses and the investment alternatives available to investors, and allows for efficient administration of the program.

Retirement Plans And Programs

We maintain the following plans and programs to provide retirement benefits to salaried employees, including the named executive officers:

•	the Rayonier Investment and Savings Plan for Salaried Employees;

•	the Retirement Plan for Salaried Employees of Rayonier;

•	the Rayonier Excess Benefit Plan;

•	the Rayonier Salaried Retiree Medical Plan; and

•	the Rayonier Excess Savings and Deferred Compensation Plan.

The Retirement Plan for Salaried Employees of Rayonier and the Rayonier Salaried Retiree Medical Plan were closed to new employees on January 1, 2006, so Mr. Thomas does not participate.

The benefits available under these Plans are intended to provide income replacement after retirement, either through a defined pension benefit, withdrawals from a 401(k) plan or deferred compensation, as well as access to quality healthcare. We place great value on the long-term commitment that many of our employees and named executive officers have made to us and wish to incentivize them to remain with the Company with a focus on building sustainable value over the long-term. Therefore, the Company has determined that it is appropriate to provide employees with competitive retirement benefits as part of their overall compensation package.

Our retirement plans are designed to encourage employees to take an active role in planning, saving and investing for retirement. For a detailed description of our retirement plans, see the discussion following the “Pension Benefits” table on page 31. The Excess Savings and Deferred Compensation Plan is designed to provide employees with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal. For a detailed description of the Excess Savings and Deferred Compensation Plan, see the discussion following the “Nonqualified Deferred Compensation” table on page 32.

The Rayonier Salaried Retiree Medical Program provides salaried employees eligible for retirement with access to a Company-sponsored healthcare plan. We believe that our retirees deserve to continue to have access to quality healthcare, and extend these benefits on an equivalent basis to all eligible retirees. In September 2008, the program was amended to shift retiree medical costs to the plan participants over a three-year period beginning January 1, 2009.

The Committee reviews these retirement benefit programs annually to evaluate their continued competitiveness. These programs are generally not considered in setting the level of key elements of compensation for the named executive officers.

Severance And Change In Control Plans

Severance Pay Plan.    The Severance Pay Plan for Salaried Employees provides severance benefits to all salaried employees of Rayonier, including the named executive officers, in the event their employment is terminated (other than “for cause” and other non-qualifying terminations defined in the plan). Upon execution of a satisfactory separation agreement, the severance benefit available to a named executive officer may range from 17 weeks to 26 weeks of base salary, plus an additional week of base salary for each year of service over one year.

Executive Severance Pay Plan.    The Committee recognizes that, as with all publicly-traded corporations, there exists the possibility of a change in control of Rayonier and that the uncertainty created by that possibility could result in the loss or distraction of senior executives, to the detriment of Rayonier and our shareholders. The Executive Severance Pay Plan, referred to in this discussion as the “Executive Plan,” reflects the Committee’s view that it is critical for executive retention to be encouraged and that the continued attention and dedication to duty of our senior executives be fostered, notwithstanding the possibility, threat, rumor, or occurrence of a change in control of Rayonier. In addition, the Executive Plan is intended to align executive and shareholder interests by enabling executives to consider corporate transactions that may be in the best interests of our shareholders and other constituents without undue concern over whether the transaction would jeopardize the executives’ own employment or significantly disrupt or change the culture or environment of their employment.

The Executive Plan achieves these objectives by providing benefits to eligible executives designated by the Committee, which currently include all of our named executive officers, in the event of a change in control of the Company. The benefits include the vesting of outstanding stock option, performance share and restricted stock awards, without regard to whether or not the executive continues to be employed by the Company. In addition, if the executive is involuntarily terminated (other than for cause) within 24 months of the change in control (a “qualifying termination”), he or she will be entitled to enhanced severance benefits, which depend on the executive’s status as a Tier I or Tier II executive. The Executive Plan also provides that in the event of the imposition of an excise tax on the benefits paid, such benefits are to be “grossed-up” through the payment of an additional amount so that he or she would receive the same amount after tax as he or she would have received had there been no excise tax imposed.

The Executive Plan presently covers 13 executives: 7 are designated Tier I and 6 are designated Tier II. The Committee retains the discretion to include or exclude any executive, including the named executive officers, from the Executive Plan at any time prior to a change in control. At the present time, all of our named executive officers are included as Tier I executives.

The potential payments under the Executive Plan are calculated in the “Potential Payments Upon Termination or Change In Control” table on page 34. Such potential payments do not affect the Committee’s decisions regarding executive compensation, including base salary, annual bonus and long-term incentives.

Perquisites And Personal Benefits

Rayonier provides our named executive officers with limited perquisites that the Committee believes are reasonable and consistent with our desire to attract and retain talented executives. The Committee annually reviews the nature and value of perquisites and other personal benefits provided. Under our perquisites program, in addition to personal benefits that are available broadly to our employees, our named executive officers are eligible to participate in the following programs:

•	Executive Physical Program – Each executive-level employee of the Company is required to have a physical examination every other year until age 50, and every year after 50.

•

Senior Executive Tax and Financial Planning Program – This program provides reimbursement to nine senior executives (including the named executive officers) for expenses incurred for preparation of annual income tax returns and for financial and estate planning. Reimbursements are taxable to the recipient, and are grossed-up for tax purposes. The annual reimbursement limit (before gross-up) for 2008 was $25,000 for Mr. Thomas and $10,000 for all other participants.

The total cost of these programs to the Company with regard to our named executive officers for 2008 was $95,700 (including tax gross-ups). The Company does not pay car allowances (or provide company cars), personal club membership dues, home security expenses or allow personal use of chartered aircraft.

Share Ownership Requirements

We believe that share ownership requirements help to further focus the senior management team on the long-term success of our business and the interests of our shareholders. All executives at the Vice President level and higher are expected to acquire and hold, within three years after taking such position, Rayonier shares with a value equal to a designated multiple of their base salary. There are four tiers within senior management covered by ownership requirements. For the Chief Executive Officer, the requirement is four times base salary; for Executive Vice Presidents, three; for Senior Vice Presidents, two and for Vice Presidents, one. We also require that each director, within four years of joining our Board, maintain a minimum ownership interest in Rayonier at a level equal to four times the director’s annual equity retainer.

As of March 1, 2009, all directors and officers subject to our share ownership requirements had met their required level of ownership.

2009 Compensation Decisions

A number of changes have been approved impacting our executive compensation programs and practices for 2009. In light of the severe economic downturn over the second half of 2008, the Committee held a special meeting in November for purposes of considering whether our short and long-term incentive programs were appropriately designed to address the potential for lower year-over-year financial performance and periods of negative total shareholder return. Based on the discussions from the November special meeting, at its regular December 2008 meeting the Committee approved the following revisions to the Annual Corporate Bonus Program, the Performance Share Award Program and the methods for calculation and valuation of long-term incentive awards for 2009:

•

A set of “corporate” strategic objectives was added to the 2009 Annual Corporate Bonus Program. The Committee’s assessment of the extent of attainment of these objectives will determine 25% of the strategic performance component of CPF, with the remaining 75% continuing to be determined by the average of the core business units’ performance against strategic objectives. For Messrs. Boynton and Brannon, performance against the corporate strategic objectives will determine 25% of their strategic performance award level, with the remaining 75% based on their respective business unit’s performance against strategic objectives. In addition, language was added to the Program to clarify the Committee’s discretion to reduce the available bonus pool, based on such criteria as it may deem relevant, after evaluating 2009 results. It is unclear what effect these changes will have on bonus awards, if any, for 2009.

•	The 2009 Performance Share Award Program was revised to:

•	substitute Forestar Group, Inc. for Temple-Inland, Inc. in the peer group to address the split-up of Temple-Inland’s primary businesses;

•	reduce the maximum payout level from 175% to 150% of target awards, regardless of relative performance, if Rayonier’s total shareholder return for the performance period is negative;

•	raise the threshold level of performance required for any payout from the 20th percentile to the 30th percentile;

•	raise the level of performance required for a target award level payout from the 50th percentile to the 60th percentile; and

•	provide for a linear payout scale for performance between threshold and the 60th percentile and between the 60th percentile and the 80th percentile, where the maximum payout level would be achieved.

The cumulative effect of these changes is to provide for a lower payout, compared to the 2008 Performance Share Award Program, for every level of performance below the 80th percentile.

•

In order to address the lower valuation and increased volatility of Rayonier common shares at 2008 year-end, and to limit the dilutive effect of lower-value equity awards, the Committee approved changes to the method of valuing and calculating long-term incentive awards for 2009. Specifically, the dollar long-term incentive award values approved by the Committee for each participant were converted into a specified number of stock options and performance shares using our traditional valuation models, but based on a 10% premium to the closing price of a Rayonier common share on the award grant date (January 2, 2009). The use of a premium price of $33.29 per share, as opposed to the January 2 closing price of $30.26, resulted in a reduction in the grant date value of awards of 9.1% from the full-dollar award values approved by the Committee and a proportionate decrease in the total number of shares required for 2009 awards.

In addition to these actions, we also cancelled base salary merit increases for 2009, eliminated the tax gross-up on reimbursements under the Senior Executive Tax and Financial Planning Program and, as discussed above, took steps to phase-out the Company’s contributions to the Salaried Retiree Medical Plan over three years beginning in 2009.

Report Of The Compensation And Management Development Committee

The Compensation and Management Development Committee of the Rayonier Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, which is incorporated by reference into the Company’s 2008 Annual Report on Form 10-K filed with the SEC.

The Compensation and Management Development Committee

Carl S. Sloane, Chair	Richard D. Kincaid
C. David Brown, II	Paul G. Kirk, Jr.

SUMMARY COMPENSATION TABLE

This table discloses compensation for Rayonier’s Principal Executive Officer, Principal Financial Officer and the three other most highly compensated executive officers in the Company (the “named executive officers”) for 2006, 2007 and 2008.

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) (7) ($)	Total ($)
Lee M. Thomas Chairman, President and Chief Executive Officer	2008 2007 2006	895,385 686,539 —	— — —	2,723,758 1,073,175 —	352,835 130,986 —	787,500 1,700,000 —	— — —	39,180 137,611 —	4,798,658 3,728,311 —
Hans E. Vanden Noort Senior Vice President and Chief Financial Officer	2008 2007 2006	333,015 297,312 270,000	— — —	828,792 758,840 451,922	133,530 115,256 102,944	195,000 384,300 124,740	114,086 69,181 39,135	22,824 112,415 20,639	1,627,247 1,737,304 1,009,380
Paul G. Boynton Senior Vice President, Performance Fibers and Wood Products	2008 2007 2006	362,673 318,269 300,000	— — —	999,085 966,872 895,567	179,889 194,456 193,444	145,000 422,500 204,750	121,030 80,191 52,171	354,189 109,331 27,282	2,161,866 2,091,619 1,673,214
Timothy H. Brannon Senior Vice President, Forest Resources	2008 2007 2006	371,076 355,846 332,596	— — —	1,076,982 1,213,171 1,064,761	152,757 288,001 436,452	150,000 335,088 238,875	431,986 553,179 463,956	37,250 29,775 18,493	2,220,051 2,775,161 2,555,133
W. Edwin Frazier, III Senior Vice President, Chief Administrative Officer and Corporate Secretary	2008 2007 2006	339,897 304,835 290,000	— — —	999,085 966,872 895,567	179,889 194,456 193,444	195,000 359,638 185,745	156,141 108,494 74,149	26,886 112,937 26,074	1,896,898 2,047,232 1,664,979

(1)	For 2008, actual salaries paid slightly exceeded annual base salary levels due to our biweekly pay calendar which included a December 31 payroll. The 2007 salary for Mr. Thomas reflects a prorated amount based on his hire date in 2007.

(2)	The 2008 amount reflects expense to the Company for restricted stock and performance share awards granted in 2006, 2007 and 2008, the 2007 amount reflects this expense for 2005, 2006 and 2007, and the 2006 amount reflects this expense for 2004, 2005 and 2006. A discussion of the assumptions used in calculating these values may be found in Note 19 “Incentive Stock Plans” included in the notes to our financial statements in our 2006, 2007 and 2008 Form 10-K.

(3)	This amount reflects the 2008 expense to the Company for options granted in 2006, 2007 and 2008, the 2007 expense for options granted in 2005, 2006 and 2007, and the 2006 expense for options granted in 2004, 2005 and 2006. The expense equates to one third of the option value for each year consistent with the vesting schedule for these awards. In addition, consistent with FAS123(R), the 2006, 2007 and 2008 expense for Mr. Brannon includes the full value of his option grants as he was retirement eligible. A discussion of the assumptions used in calculating these values may be found in Note 19 “Incentive Stock Plans” included in the notes to our financial statements in our 2006, 2007 and 2008 Form 10-K.

(4)	Represents awards under the 2008, 2007 and 2006 Annual Corporate Bonus Programs discussed in the Compensation Discussion and Analysis beginning on page 18.

(5)

Represents: (a) the annual change in actuarial present value of the participants’ pension benefit under the Company’s retirement plans; and (b) the above market interest on non-qualified deferred compensation. Excess Base Salary and Annual Bonus Deferral account balances earn a rate of return equal to 10-Year

Treasury Notes (adjusted monthly) plus 1.5 percent. Under SEC regulations, any returns on non-qualified deferred compensation in excess of 120% of the applicable federal long-term rate are considered above market interest and must be reported. No above market interest was paid in 2008. However, above market interest paid for 2006 was: Mr. Vanden Noort, $866; and Mr. Boynton, $941. Above market interest paid for 2007 was: Mr. Boynton, $784.

(6)	These amounts include Company contributions to the Rayonier Investment and Savings Plan for Salaried Employees, a 401(k) Plan; premiums for group life insurance; reimbursement of expenses incurred under the Senior Executive Tax and Financial Planning Program; reimbursement of spousal travel to an offsite Board meeting in 2007; restricted stock dividends and accrued interest; and the costs of mandatory executive physical examinations. In addition, Mr. Thomas received $8,500 in Board of Director fees prior to becoming Chief Executive Officer in March 2007. As amounts reimbursed under the Senior Executive Tax and Financial Planning Program and for spousal travel are considered taxable, the following tax reimbursements were provided for 2008: Mr. Thomas, $6,706; Mr. Vanden Noort, $5,533; Mr. Brannon, $9,360; Mr. Boynton, $5,736; and, Mr. Frazier, $5,991. For 2007, the following tax reimbursements were provided: Mr. Thomas, $14,765; Mr. Vanden Noort, $5,851; Mr. Brannon, $5,562; Mr. Boynton, $5,815; and, Mr. Frazier, $6,415. For 2006, the following tax reimbursements were provided: Mr. Vanden Noort, $3,596; Mr. Brannon, $2,730; Mr. Boynton, $7,376; and Mr. Frazier, $3,813. In 2008, Mr. Boynton received $231,147 in relocation costs along with a relocation tax reimbursement of $97,009. In 2007, Mr. Thomas received $50,235 in relocation costs along with a relocation tax reimbursement of $17,116.

(7)	All amounts reflect actual expenses incurred and paid by the Company in providing these benefits.

GRANTS OF PLAN-BASED AWARDS

This table discloses 2008 stock option, performance shares and restricted stock awards along with possible payouts under the 2008 Annual Corporate Bonus Program for the named executive officers.

Name	Grant Date	Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
			Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Lee M. Thomas	—	12/6/07	0	875,000	1,750,000
	1/2/08	12/6/07				15,000	75,000	131,250				3,671,758
	1/2/08	12/6/07								75,000	46.59	569,250
Hans E. Vanden Noort	—	12/6/07	0	215,150	430,300
	1/2/08	12/6/07				4,226	21,130	36,978				1,034,457
	1/2/08	12/6/07								20,020	46.59	151,952
Paul G. Boynton	—	12/6/07	0	247,020	494,040
	1/2/08	12/6/07				4,226	21,130	36,978				1,034,457
	1/2/08	12/6/07								20,020	46.59	151,952
Timothy H. Brannon	—	12/6/07	0	240,500	481,000
	1/2/08	12/6/07				4,226	21,130	36,978				1,034,457
	1/2/08	12/6/07								20,020	46.59	151,952
W. Edwin Frazier, III	—	12/6/07	0	217,750	435,500
	1/2/08	12/6/07				4,226	21,130	36,978				1,034,457
	1/2/08	12/6/07								20,020	46.59	151,952

(1)	2008 annual equity grants were made in December 2007 and effective the first trading day of January 2008. For the Non-Equity Incentive Plan Awards, the approval date reflects the date on which the Compensation Committee approved the performance criteria under the 2008 Annual Corporate Bonus Program.

(2)	Reflects potential awards under the 2008 Annual Corporate Bonus Program. Awards can range from 0% to 200% of the target award. See the “Annual Bonus Awards” section of the Compensation Discussion and Analysis beginning on page 18. The actual amount earned by each named executive officer in 2008 is reflected in the Summary Compensation Table on page 26 under the “Non-Equity Incentive Plan Compensation” column.

(3)	Reflects potential awards, in number of shares, under the 2008 Class Performance Share Program. Awards can range from 0% to 175% of the target award. Please refer to the “Performance Shares” section of the Compensation Discussion and Analysis on page 21.

(4)	Reflects annual stock option awards for 2008. The exercise price of all awarded stock options is equal to the composite closing price of Rayonier shares on the New York Stock Exchange on the award grant date. The awards vest and become exercisable in one-third increments on the first, second and third anniversaries of the award date, and expire on the tenth anniversary of the award date or earlier upon certain terminations of employment.

(5)	Reflects the grant date fair value calculated in accordance with FAS123(R).

As discussed in the Compensation Discussion and Analysis on page 17, the Summary Compensation Table and Grants of Plan-Based Awards Table reflect that, consistent with the Compensation Committee’s stated philosophy, the majority of total compensation for named executive officers for 2008 was allocated to performance-based incentives. Performance-based incentive awards are discussed in further detail in the Compensation Discussion and Analysis beginning on page 18.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table discloses outstanding stock option, performance shares and restricted stock awards for the named executive officers as of December 31, 2008.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards
								Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Lee M. Thomas	0	75,000	46.59	01/02/08	01/02/18
	16,400	32,800	44.50	03/01/07	03/01/17
						50,000	1,567,500
								131,250	4,114,688
								96,775	3,033,896
Hans E. Vanden Noort	0	20,020	46.59	01/02/08	01/02/18
	4,100	8,200	41.03	01/03/07	01/03/17
	9,600	4,800	41.34	01/03/06	01/03/16
	15,000	0	32.27	01/03/05	01/03/15
	10,500	0	27.47	12/30/03	01/01/14
						10,000	313,500
								36,978	1,159,245
								25,375	795,506
								18,375	576,056
Paul G. Boynton	0	20,020	46.59	01/02/08	01/02/18
	5,734	11,466	41.03	01/03/07	01/03/17
	16,276	8,133	41.34	01/03/06	01/03/16
	30,000	0	32.27	01/03/05	01/03/15
	30,000	0	27.72	01/02/04	01/02/14
	20,062	0	17.23	01/02/03	01/04/13
						10,000	313,500
								36,978	1,159,245
								35,525	1,113,709
								30,975	971,066
Timothy H. Brannon	0	20,020	46.59	01/02/08	01/02/18
	6,534	13,066	41.03	01/03/07	01/03/17
	18,933	9,467	41.34	01/03/06	01/03/16
	45,000	0	32.27	01/03/05	01/03/15
	45,000	0	27.72	01/02/04	01/02/14
	53,415	0	17.23	01/02/03	01/04/13
	24,038	0	18.59	01/02/02	01/04/12
	21,366	0	14.35	01/02/01	01/04/11
	8,903	0	17.51	01/03/00	01/05/10
						10,000	313,500
								36,978	1,159,245
								40,600	1,272,810
								36,225	1,135,654

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards
								Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
W. Edwin Frazier, III	0	20,020	46.59	01/02/08	01/02/18
	5,734	11,466	41.03	01/03/07	01/03/17
	16,267	8,133	41.34	01/03/06	01/03/16
	30,000	0	32.27	01/03/05	01/03/15
	30,000	0	27.72	01/02/04	01/02/14
						10,000	313,500
								36,978	1,159,245
								35,525	1,113,709
								30,975	971,066

(1)	Option awards vest and become exercisable in one-third increments on the first, second and third anniversaries of the award date.

(2)	Represents 2007 restricted stock awards vesting as follows: Mr. Thomas, 7,500 shares on March 1, 2010, 17,500 shares on March 1, 2011 and 25,000 shares on March 1, 2012; Messrs. Vanden Noort, Brannon, Boynton and Frazier, 10,000 shares each vesting on February 28, 2010.

(3)	Value based on the December 31, 2008 closing share price of $31.35.

(4)	Represents awards under the Performance Share Award Program for 2008, 2007 and 2006, each with a 36-month performance period. As required, this disclosure reflects the maximum potential award. Under the Performance Share Award Program, the actual award value can range from zero to the maximum shown. See the “Performance Shares” section of the Compensation Discussion and Analysis on page 21.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Lee M. Thomas	—	—	—	—
Hans E. Vanden Noort	16,025	461,132	13,125	580,781
Paul G. Boynton	20,000	600,630	26,250	1,161,563
Timothy H. Brannon	21,366	650,381	39,375	1,742,344
W. Edwin Frazier, III	26,710	750,574	26,250	1,161,563

(1)	Represents payouts under the 2005 Class Performance Share Award Program for Messrs. Vanden Noort, Boynton, Brannon and Frazier.

PENSION BENEFITS

The following table illustrates the present value of accumulated benefits payable under the Retirement Plan for Salaried Employees of Rayonier Inc., a tax qualified retirement plan (the “Retirement Plan”), and the Rayonier Inc. Excess Benefit Plan, a non-qualified retirement plan (the “Excess Plan”), at the earliest eligible retirement age.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Lee M. Thomas	Rayonier Salaried Employees Retirement Plan	n/a	n/a	n/a
	Rayonier Excess Benefit Plan	n/a	n/a	n/a
Hans E. Vanden Noort	Rayonier Salaried Employees Retirement Plan	7.2	160,350	—
	Rayonier Excess Benefit Plan	7.2	177,218	—
Paul G. Boynton	Rayonier Salaried Employees Retirement Plan	9.7	163,333	—
	Rayonier Excess Benefit Plan	9.7	264,728	—
Timothy H. Brannon (2)	Rayonier Salaried Employees Retirement Plan	36.5	563,367	—
	Rayonier Excess Benefit Plan	36.5	2,711,585	—
W. Edwin Frazier, III	Rayonier Salaried Employees Retirement Plan	9.6	238,239	—
	Rayonier Excess Benefit Plan	9.6	316,979	—

(1)	Present Value of Accumulated Benefit is determined using the assumptions that applied for FAS 87 disclosure as of December 31, 2008. These assumptions include the RP-2000 mortality table and an interest rate of 6.15%. Employees are assumed to retire at the earliest age that they will be eligible for an unreduced pension (i.e., age 60 and 15 years of service or age 65). Mortality is assumed from that date only. Benefits are assumed to be paid in the normal form of payment which is a life annuity for single employees and the 90/50 survivor form for married employees

(2)	Mr. Brannon is currently eligible for unreduced retirement benefits under the Retirement Plan.

The Retirement Plan is a tax-qualified retirement plan covering substantially all eligible salaried employees hired prior to January 1, 2006. Mr. Thomas is not eligible for the Retirement Plan because he was hired after January 1, 2006. This Plan provides income replacement following retirement through the payment of monthly pension benefits based upon the employee’s average final compensation and years of service. The costs of benefits under the Retirement Plan are borne entirely by the Company. Consistent with our desire that salaried employees take a more active role in saving for retirement, this benefit was replaced by an increased retirement contribution under the Rayonier Investment Savings Plan for Salaried Employees for new salaried employees effective January 1, 2006.

For the period through December 31, 2003, the annual pension amounts to two percent of a member’s average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a member’s average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the member’s primary Social Security benefit for each year of benefit service to a maximum of 40 years, provided that no more than one-half of the member’s primary Social Security benefit is used for such reduction. Effective January 1, 2004, the Retirement Plan was amended so that for future service the annual pension amounts to one and one-half percent of a member’s final average compensation for each year of benefit service to a maximum of 40 years.

A member is vested in benefits accrued under the Retirement Plan upon completion of five years of eligibility service. Normal retirement is at age 65. The Retirement Plan also provides for unreduced early retirement pensions for participants who retire at or after age 60 following completion of 15 years of eligibility service. Reduced benefits are available at age 55 with at least 10 years of service (“Standard Early Retirement”) or as early as age 50 with age plus eligibility service equal to at least 80 or age 55 with at least 15 years of eligibility service (“Special Early Retirement”). The plan benefit for a member eligible for Standard Early Retirement will be reduced by 3% for each year of age under 65 (e.g., age 64 would result in 97% of the benefit payable). The Retirement Plan benefit for a member eligible for Special Early Retirement will receive a 5% reduction for each year of age under 60 (e.g., age 59 would result in 95% of the benefit payable).

A member’s average final compensation includes salary and approved bonus payments calculated under the Retirement Plan as follows: (1) the member’s average annual base salary for the five calendar years during the member’s last 120 calendar months of service which yield the highest such average, plus (2) the member’s average approved bonus payments for the five calendar years during the member’s last 120 calendar months of service which yield the highest such average.

Rayonier has adopted the Excess Plan to meet the retirement needs of a small segment of its salaried employee population affected by limiting federal legislation. Applicable federal legislation limits the amount of benefits that can be paid and the compensation that may be recognized under a tax-qualified retirement plan. Tax-qualified retirement plan participants whose annual benefit at the time of payment exceeds the IRS Code Section 415 limitations or whose benefit is limited on account of the IRS Code Section 401(a)(17) limitation on compensation are participants in the Excess Plan. Where applicable, retirement benefits earned under the former ITT excess plan have been carried forward to Rayonier and have been incorporated in the Excess Plan. The practical effect of the Excess Plan is to continue calculation of benefits after retirement to all employees on a uniform basis regardless of compensation levels. All employees covered by the Retirement Plan are eligible under the Excess Plan. We believe the extension of these benefits to executives is consistent with historic and current market practice for companies offering qualified defined benefit plans.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals / Distributions in Last FY ($)	Aggregate Balance at Last FYE ($) (2)
Lee M. Thomas	33,615	38,035	2,936	—	94,848
Hans E. Vanden Noort	12,222	7,880	2,630	—	65,749
Paul G. Boynton	8,938	6,067	14,619	—	304,107
Timothy H. Brannon	62,676	6,770	7,751	—	180,727
W. Edwin Frazier, III	3,154	4,802	1,884	—	44,047

(1)	All executive contributions and above market earnings in the last fiscal year are reflected as compensation in the Summary Compensation Table on page 26.

(2)	To the extent that a participant was a named executive officer in prior years, executive and company contributions included in the Aggregate Balance at Last FYE column have been reported as compensation in the Summary Compensation Table for the applicable year. The registrant contribution for Mr. Thomas includes the 3% retirement contribution discussed below since he was hired after January 1, 2006 and is not eligible to participate in the Retirement Plan.

The Rayonier Inc. Excess Savings and Deferred Compensation Plan (the “Excess Savings Plan”) is a nonqualified, unfunded plan that consists of two components, an Excess Savings component (a supplement to the Rayonier Investment Savings Plan for Salaried Employees (the “Savings Plan”)) and an Excess Base Salary and Bonus Deferral component.

The Savings Plan, a qualified 401(k) plan, is designed to encourage salaried employees to save and invest for retirement. Under this Plan, employees may contribute up to the annual IRS limits on a pre-tax basis. The Company will match such contributions at a rate of $.60 for each $1.00 up to 6% of the employee’s base salary. In addition, the Company will make an annual retirement contribution to each participant’s account equal to 3% of base salary and annual bonus for employees hired after January 1, 2006, or .5% of base salary for employees hired before 2006. The retirement contribution was increased, and automatic enrollment of all new salaried employees in the Savings Plan implemented, coincident with the closing of our defined benefit pension plan to new salaried employees effective January 1, 2006. This change reflects our desire that salaried employees take a more active role in planning, saving and investing for retirement.

Rayonier contributions to the Savings Plan, both matching and retirement contributions, vest at a rate of 20% per year over the participant’s first five years of employment, and are made in the form of Rayonier stock in order to encourage employee share ownership. However, employees are free to transfer Company contributions to other investment options available under the Savings Plan immediately.

The Excess Savings Plan supplements the Savings Plan by providing employees with Rayonier contributions lost due to the federal tax regulations limiting employee contributions to defined contribution plans (401(k)). The Company contributes up to 3.6% of total base salary (reduced by the regular matching contributions made under the Savings Plan). Amounts contributed, and the Rayonier match, are unsecured, but earn a return equal to 120% of the long-term Applicable Federal Rate (adjusted monthly). Excess Savings participants may elect to receive a lump sum or annual installments upon termination of employment.

The Excess Base Salary and Bonus Deferral component of the Excess Savings Plan allows employees with a base salary in excess of $170,000 the opportunity to defer a portion of their base salary and all or any portion of their annual bonus. Amounts deferred are unsecured, but earn a return equal to the 10 year treasury rate plus 1.50% (adjusted monthly). Excess Base Salary Deferral and Annual Bonus Deferral participants may elect to receive a lump sum or annual installments not to exceed fifteen years upon termination of employment or a specific date. The purpose of the salary and bonus deferral program is to provide employees with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal.

All named executive officers were eligible and participating in the Excess Savings component of this Plan in 2008. While all named executive officers were eligible, only Messrs. Boynton and Brannon are currently participating in the Excess Base Salary and Bonus Deferral component.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects potential termination or change in control payments to named executive officers if a triggering event were to have occurred on December 31, 2008. All payments are as provided under the Executive Severance Pay Plan (the “Executive Plan”) discussed on page 23 of the Compensation Discussion and Analysis.

Name	Scheduled Severance (1)	Bonus Severance (2)	Pension / 401(k) Benefit (3)	Medical / Welfare, Tax and Outplacement Benefits (4)	Acceleration of Equity Awards (5)	Other	Excise Tax Reimburse- ments (6)
Lee M. Thomas
Voluntary termination	—	—		—	—	—	—
Terminated for cause	—	—		—	—	—	—
Retirement	—	—		—	—	—	—
Change in Control	—	—		—	6,952,646	—	2,733,558
Involuntary or voluntary for good reason termination after change in control	2,625,000	5,100,000	173,250	80,206	—	—	3,262,207
Hans E. Vanden Noort
Voluntary termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	2,347,488	—	809,501
Involuntary or voluntary for good reason termination after change in control	993,000	1,152,900	291,549	66,417	—	—	997,872
Paul G. Boynton
Voluntary termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	3,060,701	—	—
Involuntary or voluntary for good reason termination after change in control	1,074,000	1,267,500	247,793	66,518	—	—	1,812,537
Timothy H. Brannon
Voluntary termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	3,384,389	—	—
Involuntary or voluntary for good reason termination after change in control	1,110,000	1,005,264	415,094	60,680	—	—	1,749,095
W. Edwin Frazier, III
Voluntary termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	3,060,701	—	994,285
Involuntary or voluntary for good reason termination after change in control	1,005,000	1,078,914	322,142	66,417	—	—	981,618

(1)	Represents the executive’s base pay times the applicable tier multiplier under the Executive Plan (3 times for Tier I and 2 times for Tier II).

(2)	Represents the applicable tier multiplier times the greater of: (i) the highest annual bonus received over the three years preceding the termination of employment; (ii) the target bonus for the year in which the change in control occurred; or (iii) the target bonus in the year of termination.

(3)	Represents the actuarial value of an additional three years of eligibility service and age under the Company’s retirement plans and three additional years participation in the Savings Plan at the executive’s current contribution levels.

(4)	Represents: (i) the present value of the annual Company contribution to health and welfare plans times the applicable tier multiplier; (ii) the value of the executives accrued annual tax and financial planning allowance; and, (iii) up to $30,000 in outplacement services.

(5)	For stock option awards, the value was calculated as the difference between the closing price of the Company stock on December 31, 2008 and the option exercise price. Performance share and restricted stock awards were valued using the closing price of the Company stock on December 31, 2008.

(6)	Upon a change in control, executives may be subject to excise tax under Section 280G of the Internal Revenue Code. The Excise Tax Reimbursement column represents the excise tax as well as any excise and income taxes payable as a result of the excise tax reimbursement. The amounts in the table are based on a 280G excise tax rate of 20 percent, 35 percent federal income tax and 1.45 percent medicare tax.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. As a result, payments under the Severance Pay Plan, described on page 23, which are payable upon a termination other than in the context of a change in control, are not included in the table. Amounts that would be distributed pursuant to our nonqualified deferred compensation plans are indicated in the Nonqualified Deferred Compensation table on page 32.

The company has established two rabbi trusts related to the Executive Plan. One is designed to defray the legal costs the executives incur in enforcing their rights under the Executive Plan were the Company not to meet its obligations. The Company has transferred $250,000 per participant to this trust. Were there to be a change in control of Rayonier, the Company would transfer to the second trust an amount sufficient to satisfy the cash payments that would be required to be paid in the event of a qualifying termination of executives covered under the Executive Plan.

In addition to being covered by the Executive Plan, Mr. Boynton is covered under a Key Employee Retention Agreement which was entered into in December 2003 (and amended March 2006) to provide a retention incentive to Mr. Boynton. This agreement would be triggered if Mr. Boynton’s employment were to be terminated involuntarily or voluntarily for “good cause” within twelve months after a sale of an operating subsidiary of Rayonier or of a controlling interest in any such subsidiary. Payment under this agreement would equal the benefits to which he would be entitled to under the Executive Plan, including vesting of stock options and performance share awards, had his employment been terminated in connection with a change in control of Rayonier. The Agreement also provides that if Mr. Boynton is actively involved in completing such an operating subsidiary sale at Rayonier’s request, whether or not his employment is terminated, he would receive a payment between 80% and 120% of the benefits he would be entitled to under the Executive Plan in the event of a termination of his employment following a change in control. This agreement will expire December 31, 2009 (subject to extension if an operating subsidiary sale has occurred or negotiations are underway).

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant commitment of time and responsibility required of directors in fulfilling their duties, as well as the skill and experience level required. Similar to executive officers, directors are subject to a minimum share ownership requirement.

Cash Compensation Paid To Non-Employee Directors

Non-employee director compensation is set by the Board at the recommendation of the Nominating Committee. For the 2008-2009 period, each non-employee director receives the following cash compensation (which is prorated for partial year service): (i) an annual cash retainer of $40,000 payable in equal quarterly installments; (ii) an additional annual retainer of $10,000 for the Audit and Compensation and Management Development Committee chairs and $5,000 each for the chairs of the Finance Committee and the Nominating Committee (payable in quarterly installments); (iii) meeting fees as follows: (A) $2,000 per Board meeting attended; (B) $2,000 per Audit Committee meeting attended; (C) $1,500 per Committee meeting attended other than the Audit Committee; (iv) $2,000 for each business trip taken at the request of management to one of the Company’s facilities for a business purpose other than a Board or Committee meeting; and (v) $2,000 for any other business trip taken at the request of management. The fee for a director’s telephonic participation in a non-telephonic meeting of the Board or any Committee is one-half the otherwise applicable fee.

Directors may defer up to 100% of their cash compensation. Any deferred amounts are paid to the director in a single lump sum on the later of the date the director becomes 72 or the conclusion of the director’s term, or upon termination as a director, if prior to age 72. Any deferred amounts earn interest at a rate equal to the Prime Rate as reported in The Wall Street Journal and is compounded annually (the “Prime Rate”).

Annual Equity Awards

For the 2008-2009 period, each non-employee director received a restricted stock award of 1,500 shares (prorated for partial year service) vesting on the one year anniversary of the date of grant (May 21, 2009), assuming continued service through the vesting period. Dividends on restricted stock awards accrue in a separate account and are paid upon vesting together with interest equal to the Prime Rate. A comparable 2009-2010 restricted stock award for non-employee directors is expected to be made after the Annual Meeting.

Other Fees

Fees for the presiding director are established by the Board upon the recommendation of the Nominating Committee. The current annual cash retainer for the presiding director is $10,000, payable in quarterly installments.

Other Compensation And Benefits

The Directors’ Charitable Award Program, established in 1995, allows directors to nominate up to five organizations to share a total contribution of $1 million from The Rayonier Foundation, a tax-exempt charitable foundation funded by the Company. The Program was discontinued for new directors effective January 1, 2004. As a result, only three current directors participate in this program, Messrs. Kirk, Sloane and Townsend. Eight retired directors also participate. The contributions will be made in ten annual installments after the death of any eligible participant who: (i) has completed 60 full months of service; (ii) dies or becomes disabled while serving; or (iii) is actively serving at the time of a change in control of the Company. The Company has acquired joint life insurance contracts on the lives of eligible participants, the proceeds of which will be adequate to fund the necessary contributions to The Rayonier Foundation, as well as the premium costs of the contracts. Directors receive no financial benefit from this program since the charitable deduction and insurance proceeds accrue solely to the Company.

Director Compensation Table

The following table provides compensation information for the one-year period ended December 31, 2008 for each member of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)		Total ($)
Brown, II, C. David	81,500		63,875	585	3,073	(3)	149,242
Bush, John E.	12,626		3,376	0	0		16,375
Hance, Jr., James H.	83,000		63,875	0	3,073	(3)	150,157
Kincaid, Richard D.	77,000		63,875	0	3,073	(3)	144,157
Kirk, Jr., Paul G.	77,250	(4)	63,875	0	3,073	(3)	144,407
Martin, V. Larkin	82,000		63,615	0	1,811	(3)	148,667
Morgan, Thomas I.	55,000		21,960	0	3,073	(3)	77,828
Oskin, David W. (5)	0		0	0	0		0
Sloane, Carl S.	75,750	(6)	63,875	2,479	42,691	(7)	185,004
Thomas, Lee M. (8)	—		—	—	—		—
Townsend, Ronald	85,750		63,875	0	41,234	(7)	191,068

(1)	Represents amounts recognized for financial statement reporting purposes with respect to fiscal 2008 in accordance with FAS 123(R). The grant date fair value of each equity award computed in accordance with FAS 123(R) for Ms. Martin and Messrs. Brown, Hance, Kincaid, Kirk, Morgan, Sloane and Townsend was $66,885 (1,500 shares of restricted stock each); and for Mr. Bush was $18,729 (696 shares of restricted stock). There are no other restricted stock or option awards outstanding for any of the non-employee directors.

(2)	Represents earnings on nonqualified deferred compensation in excess of 120% of applicable federal rates.

(3)	Represents accrued dividends and interest on restricted stock awards during 2008.

(4)	Includes $7,500 in presiding director fees.

(5)	Mr. Oskin was appointed to the Board on March 16, 2009.

(6)	Includes $2,500 in presiding director fees.

(7)	Represents accrued dividends and interest on restricted stock awards during 2008, $1,457 in spousal travel expenses for Mr. Sloane (grossed-up) and a $38,161 life insurance premium associated with the Directors’ Charitable Award Program. For the remaining directors eligible to participate in the Directors’ Charitable Award Program, policy premiums were paid prior to 2008. Additional policy premiums may be required in the future based on insurance company crediting rates.

(8)	Mr. Thomas, as an executive officer of Rayonier, was not compensated for service as a director. See the Summary Compensation Table on page 26 for compensation information relating to Mr. Thomas during 2008.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the holdings of persons known to us to beneficially own more than five percent of the outstanding Common Shares.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Class
Arnhold and S. Bleichroeder Advisers, LLC 1345 Avenue of the Americas New York, NY 10105	6,571,447	(1)	8.34%

Barclays Global Investors, NA. 400 Howard Street San Francisco, CA 94105	4,581,697	(2)	5.81%

(1)	Holdings and percent of class as of December 31, 2008 as reported to the Securities and Exchange Commission on Schedule 13G/A on February 12, 2009, indicating sole voting and dispositive power over all shares.

(2)	Holdings and percent of class as of December 31, 2008 as reported to the Securities and Exchange Commission on Schedule 13G on February 5, 2009 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, Barclays Global Investors (Deutschland) AG, each of which does not affirm the existence of a group. The reporting entities, taken as a whole, report sole voting power over 3,545,155 shares and sole dispositive power over 4,581,697 shares. According to the filing, the reported shares are held by the reporting entities in trust accounts for the economic benefit of the beneficiaries of those accounts.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table gives information concerning Common Shares beneficially owned as of March 1, 2009 by each of the Company’s directors, each of the named executive officers and all directors and executive officers as a group. All Common Shares listed below are owned directly by the individual concerned unless otherwise indicated:

	Beneficial Ownership
Name of Beneficial Owner	(A) Common Shares Owned		(B) Column (A) as Percent of Class	(C) Exercisable Stock Options (1)	(D) Sum of Columns (A) and (C) as Percent of Class
C. David Brown, II	3,818	(2)	*	-0-	*
John E. Bush	696	(2)	*	-0-	*
James H. Hance, Jr.	22,375	(2)	*	-0-	*
Richard D. Kincaid	6,876	(2)	*	-0-	*
Paul G. Kirk, Jr.	20,957	(2)	*	-0-	*
V. Larkin Martin	2,672	(2)	*	-0-	*
David W. Oskin	0		*	-0-	*
Carl S. Sloane	18,262	(2)	*	-0-	*
Lee M. Thomas	66,658	(2)(3)	*	57,800	*
Ronald Townsend	7,725	(2)	*	-0-	*
Paul G. Boynton	119,193	(2)(3)	*	122,603	*
Timothy H. Brannon	233,452	(2)(3)	*	191,863	*
W. Edwin Frazier, III	87,341	(2)(3)	*	102,541	*
Hans E. Vanden Noort	63,279	(2)(3)	*	54,774	*
Directors and executive officers as a group (17 persons)	825,061	(2)(3)	1.05%	701,475	1.94%

*	Less than 1%.

(1)	Pursuant to SEC regulations, shares receivable through the exercise of employee stock options that are exercisable within 60 days after March 1, 2009 are deemed to be beneficially owned as of March 1, 2009.

(2)	Includes outstanding unvested restricted stock awards as follows: Mr. Brown, 1,500; Mr. Bush, 696; Mr. Hance, 1,500; Mr. Kincaid, 1,500; Mr. Kirk, 1,500; Ms. Martin, 1,500; Mr. Sloane, 1,500; Mr. Thomas, 50,000; Mr. Townsend, 1,500; Mr. Boynton, 10,000; Mr. Brannon, 10,000; Mr. Frazier, 10,000; Mr. Vanden Noort, 10,000; and all directors and executive officers as a group, 111,196.

(3)	Includes the following share amounts allocated under the Savings Plan to the accounts of: Mr. Thomas, 540; Mr. Boynton, 5,572; Mr. Brannon, 37,698; Mr. Frazier 7,966; Mr. Vanden Noort, 3,924; and all directors and executive officers as a group, 80,963.

Section 16(a) Beneficial Ownership Reporting Compliance

The federal securities laws require Rayonier directors and executive officers, and persons who own more than ten percent of the outstanding Common Shares, to file with the SEC initial reports of ownership and reports of changes in ownership of any equity securities of the Company. To our knowledge, based solely on representations by these individuals that no additional reports needed to be filed, all reports required to be filed during 2008 were filed on a timely basis on behalf of all persons subject to these requirements.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008 regarding all compensation plans under which equity securities of the Company are authorized for issuance. The number of securities underlying outstanding awards and the weighted average exercise price shown have been adjusted to reflect our June 2003 and October 2005 3-for-2 stock splits and our December 2003 special stock dividend.

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(A))
Equity compensation plans approved by security holders	3,655,507	(1)	$31.72	1,073,621	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	3,655,507		$31.72	1,073,621

(1)	Consists of 2,483,600 outstanding stock options awarded under the 1994 Incentive Stock Plan and the Stock Plan and 1,171,907 performance shares (assuming maximum payout) awarded under the Stock Plan.

(2)	Consists of shares available for future issuance under the Stock Plan.

ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 23, 2009, the Audit Committee of the Board of Directors appointed Deloitte & Touche LLP (“Deloitte & Touche”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009. Although the submission of the appointment for approval by the shareholders is not legally required, the Board believes that such submission is consistent with best practices and is an opportunity for shareholders to provide direct feedback to the Board on an important issue of corporate governance. If the shareholders do not ratify the selection of Deloitte & Touche, the Audit Committee will reconsider the selection of the independent registered public accounting firm for the Company for 2009.

Representatives of Deloitte & Touche will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

REPORT OF THE AUDIT COMMITTEE

Management has primary responsibility for the Company’s financial statements and its reporting process, including the Company’s internal control system. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to the conformity of such statements with accounting principles generally accepted in the United States as well as to audit the Company’s internal control over financial reporting.

The Audit Committee’s role is to assist the Board of Directors in oversight of the Company’s financial reporting process including annual audits and quarterly reviews of its financial statement filings, and audits of internal control over financial reporting. The Committee has sole responsibility for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. The Committee is currently composed of five directors, all of whom have been determined by the Board of Directors to be “independent” and “financially literate” as defined under applicable securities laws and rules of the New York Stock Exchange, and operates under a written charter adopted by the Board of Directors. The Committee held ten meetings during 2008.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the three years ended December 31, 2008 with management and with Deloitte & Touche, the Company’s independent registered public accounting firm for 2008. In addition, the Committee has held discussions with Deloitte & Touche covering the matters required by Statement of Auditing Standards No. 61 (Communication with Audit Committees). The Committee has also received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB for independent auditor communications with audit committees concerning independence, and has held discussions with Deloitte & Touche regarding their independence.

The Audit Committee discussed with the Company’s chief internal audit executive, and with Deloitte & Touche representatives, the overall scope and plans for their respective audits, and met with each of them to discuss the results of their examinations, their evaluations of the adequacy of the Company’s internal control over financial reporting and disclosure controls and procedures, and the overall quality of the Company’s financial reporting. Separate private meetings without management present were also held with the Company’s chief internal audit executive and with representatives of Deloitte & Touche at five meetings of the Committee in 2008. The Committee also held five regularly scheduled private meetings with the Company Ombudsman. The Ombudsman is responsible for handling concerns and inquiries regarding compliance matters, including any submissions regarding the Company’s accounting, internal controls and auditing, as required by the Sarbanes-Oxley Act of 2002.

In reliance on the Audit Committee’s reviews and discussions with management, and the independent registered public accounting firm as discussed above, the Committee recommended that the Board of Directors include the audited financial statements of the Company in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

This report is furnished by the members of the Audit Committee.

James H. Hance, Jr., Chair	V. Larkin Martin
C. David Brown, II	Ronald Townsend
John E. Bush

Audit Committee Financial Expert

The Board has evaluated whether at least one Audit Committee member meets the qualifications for an “audit committee financial expert” as defined by the Securities and Exchange Commission. Based on such evaluation, James H. Hance, Jr. qualifies as an audit committee financial expert and is independent of management.

Information Regarding Independent Registered Public Accounting Firm

Deloitte & Touche has served as the Company’s independent registered public accounting firm since 2002. The Audit Committee, at its discretion, may change the appointment of the independent registered public accounting firm at any point if it determines that such a change is in the best interest of the Company and its shareholders.

Deloitte & Touche billed the Company the following fees for services performed in fiscal 2008 and 2007:

	2008	2007
Audit fees	$1,200,865	$1,338,409
Audit-related fees	8,520	61,140
Tax fees	258,000	—
All other fees	—	—

	$1,467,385	$1,399,549

Audit fees include amounts for the audits of the annual financial statements and internal control over financial reporting, quarterly reviews of Forms 10-Q, statutory audits, accounting research and consents for SEC filings.

Audit-related services include services such as audits of benefit plans, a separate creditor-required audit report for a subsidiary and transaction-related fees.

Tax fees includes income tax services other than those directly related to audit of the tax accrual.

The independent registered public accountants are prohibited by Company policy from providing professional services to Company executives for personal income tax return preparation or for financial or estate tax planning.

All fiscal 2008 services provided by the independent registered public accountant were pre-approved in accordance with the Committee’s pre-approval policies and procedures set forth on the attached Appendix A.

MISCELLANEOUS

Annual Report

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (without exhibits) is available on the Internet at www.proxyvote.com as set forth in the Notice of Internet Availability of Proxy Materials.

We will send a copy of our Annual Report on Form 10-K to any shareholder without charge upon written request addressed to:

Rayonier Inc.

Shareholder Relations

50 N. Laura Street

Suite 1900

Jacksonville, FL 32202, USA

(904) 357-9100

Delivery Of Materials To Shareholders Sharing An Address

In addition to furnishing proxy materials over the Internet, the Company takes advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Notice or, if paper copies are requested, only one Proxy Statement, Annual Report and Form 10-K are delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. If a shareholder sharing an address wishes to receive a separate Notice or copy of the proxy materials, he or she may so request by contacting Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A separate copy will be promptly provided following receipt of a shareholder’s request, and such shareholder will receive separate materials in the future. Any shareholder currently sharing an address with another shareholder but nonetheless receiving separate copies of the materials may request delivery of a single copy in the future by contacting Broadridge Householding Department at the number or address shown above.

BY ORDER OF THE BOARD OF DIRECTORS

W. EDWIN FRAZIER, III
Senior Vice President, Chief Administrative Officer
and Corporate Secretary

APPENDIX A

RAYONIER AUDIT COMMITTEE

POLICIES AND PROCEDURES

Pre-approval of Services Provided by the Independent Registered Public Accountant

To ensure the Audit Committee (the “Committee”) approves all services to be provided by the Company’s independent registered public accountant and maintains appropriate oversight, the following policies and procedures have been established.

Policies and Procedures

1.	The Committee will approve the fees for the annual audit of the Company’s financial statements and reviews of quarterly financial statements.

2.	The Committee will also approve at one of its regularly scheduled meetings an annual plan of all permissible services to be provided by the independent registered public accountant as well as unanticipated projects that arise.

3.	When the timing of the services does not allow for pre-approval in regularly scheduled Committee meetings, the Chairman of the Committee (or another member of the Committee so designated) may approve any audit or allowable non-audit services provided that such approved services are reported to the full Committee at the next regularly scheduled meeting. Approval must be received prior to commencement of the service, unless the service is one of the specific services listed below (see No. 4) that is permitted to be performed on a pre-approval basis.

4.	The following audit-related services are pre-approved as they become required and need commencement before notifying the Chairman:

a.	Required audits of wholly-owned subsidiaries of the Company,

b.	Consent letters,

c.	Audits of statutory financial statements in countries where audited financial statements must be filed with government bodies,

d.	Annual audits of the Company’s defined benefit and savings plans, and

e.	Agreed-upon procedures or other special report engagements performed in connection with requirements under debt agreements or environmental laws.

This pre-approval (prior to notifying the Committee) is for audit services or allowable audit-related services engagements for which fees are less than $10,000.

Any services performed in these pre-approved services categories that were not anticipated will be reported to the Committee at the next regularly scheduled meeting after commencement of the services. The requirements, scope and objectives of the service as well as estimated fees and timing will be reported to the Committee.

Any other services, such as for tax services unrelated to the audit, will require the explicit approval of the Chairman or the Committee prior to engaging the independent registered public accountant.

A-1

RAYONIER INC. 50 NORTH LAURA STREET SUITE 1900 JACKSONVILLE, FL 32202

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date or the cut off date. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date or the cut off date.

Have your proxy/voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s).
1.	Election of Directors		For	Against	Abstain

01	Richard D. Kincaid 2012		☐	☐	☐

02	V. Larkin Martin 2012		☐	☐	☐

03	Ronald Townsend 2012		☐	☐	☐

04	John E. Bush 2010		☐	☐	☐

05	David W. Oskin 2011		☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal(s).			For	Against	Abstain

2	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company		☐	☐	☐
Such other business as may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR all nominees and FOR Proposal 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

Rayonier

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of

Rayonier Inc. for the Annual Meeting on May 21, 2009

By signing this card, I (we) hereby (i) authorize LEE M. THOMAS, W. EDWIN FRAZIER, III, and MICHAEL R. HERMAN, or any of them, each with full power to appoint his substitute, to vote as Proxy for me (us), and (ii) direct State Street Bank & Trust, Trustee under the Rayonier Investment and Savings Plan for Salaried Employees, the Rayonier Inc. Savings Plan for Non-Bargaining Unit Hourly Employees at Certain Locations, the Rayonier-Jesup Mill Savings Plan for Hourly Employees and the Rayonier Inc.-Fernandina Mill Savings Plan for Hourly Employees, to vote in person or by proxy all shares of Common Stock of Rayonier Inc. allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which come before the Annual Meeting of Shareholders of Rayonier to be held at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida on Thursday, May 21, 2009 at 4:00 p.m., or at any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or at any adjournment thereof.

(Continued, and to be signed and dated, on reverse side.)